DATED JUNE 11, 2010

SCS CORPORATION

- and -

PGS GEOPHYSICAL AS

AGREEMENT FOR THE SUPPLY OF MARINE SEISMIC DATA ACQUISITION SERVICES
CONTRACT NO. [ ]

INDEX

THIS AGREEMENT FOR THE SUPPLY OF MARINE SEISMIC DATA ACQUISITION SERVICES (the "Agreement") is made the 11th day of June 2010 (the "Effective Date")

BETWEEN:

(1) **SCS Corporation,** a corporation formed under the laws of the State of Delaware, a wholly owned subsidiary of Hyperdynamics Corporation, and registered to do business in the State of Texas whose principal place of business address is at 12012 Wickchester Lane Suite 475, Houston, Texas, a Delaware corporation (hereinafter referred to as "SCS" or "the Company"); and

(2) **PGS Geophysical AS**, a corporation formed under the laws of Norway whose office address is at Strandveien 4, P.O. Box 290, N-1326 Lysaker, Norway (hereinafter referred to as "the Contractor").

RECITALS

(A) Contractor is engaged in the business of providing geophysical services, including marine seismic data acquisition and related services, the necessary equipment and personnel, to the oil industry; and

(B) The Company wishes to engage the Contractor to provide marine seismic data acquisition and related services and the Contractor has agreed to supply such services to the Company upon and subject to the terms and conditions set out in this Agreement.

IT IS AGREED as follows:-

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions shall have the following meanings unless the context otherwise requires:-

"Affiliate" means, in respect of any person, firm or company:

(i) any person, firm or company which it owns or controls;

(ii) any person, firm or company which owns or controls it; or

(iii) any person, firm or company which is under common ownership or control with it.

For the purposes of this definition, "ownership" shall mean, in the case of a corporation or other entity which issues voting securities, any entity having the right to exercise directly or indirectly the vote of more than 50% (fifty percent) (or such lesser percentage which results in actual, de facto control) of the voting securities in the relevant entity or, in the case of any partnership, trust or other entity, any entity having at least 50% (fifty percent) of the interest in the profits of the relevant entity and "owns" shall be construed accordingly. "Control" shall mean the ability to control or determine the management of

any relevant entity, whether by the election of members of the board of directors or other governing body of such entity or by any other means;

"Company On-Site Representative"	means the person designated as such by notice in writing from the Company to the Contractor from time to time for the purposes of Clause 3.4;
"Company Group"	means the Company, its Co-Venturers, the contractors of the Company or its Co-Venturers, the Affiliates of each of the foregoing and the officers and employees (including agency personnel) of each of them, but shall not include any member of the Contractor Group;
"Company Representative"	means the person designated as such by notice in writing from the Company to the Contractor from time to time for the purposes of Clause 3;
"Confidential Information"	means the non-public, confidential and proprietary information of Company or Contractor, respectively;
"Consequential Loss"	means special, punitive, incidental, indirect or consequential losses and/or loss of production, loss of product, loss of use and loss of revenue, profit, anticipated profit, business opportunity or contract (in each case whether such loss is direct or indirect) arising out of or in connection with or resulting from the performance or non-performance of this Agreement;
"Contractor Group"	means the Contractor, its sub-contractors, its and their Affiliates, the directors, officers and employees of each of them and the Contractor's Personnel but shall not include any member of the Company Group;
"Contractor's Personnel"	means all individuals, whether or not employees of the Contractor, directly engaged in the provision of the Services under the direct supervision and control of the Contractor;
"Contractor Representative"	means the person designated as such by notice in writing from the Contractor to the Company from time to time for the purposes of Clause 4;
"Contractor On-Site Representative"	means the party chief from time to time on the Vessel;
"Co-Venturer"	means any co-venturer of the Company from time to time having an interest in the exploration and/or production licence, or being party to an agreement with the Company to jointly explore or evaluate any area, in respect of which the Services are to be performed and the successors in interest of such Co-Venturers or the assignees of any interest of such Co-Venturers;

"Currency" means United States Dollars;

"Deliverables" means those items to be delivered to the Company as referred to in Appendix 1;

"Demobilisation" means the time beginning after the last data point for the later of the two surveys provided for hereunder is recorded and ending at when all equipment is retrieved and on-board the vessel.

"Effective Date" means the date above first written;

"Equipment" means the equipment specified in Appendix 2 or such suitable replacement equipment as the Contractor shall from time to time specify;

"Estimated Completion Date" has the meaning given in Clause 18.3.2;

"Exclusion Zone" has the meaning given in Clause 14;

"Expiry Date" means the date of expiry or termination of this Agreement howsoever caused;

"Force Majeure" means any cause preventing either Party from performing any or all of its obligations which arises from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented including the following:-

(i) riot, war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), acts of terrorism, civil war, rebellion, revolution, insurrection of military or usurped power;

(ii) pressure waves caused by aircraft or other aerial devices travelling at sonic or supersonic speeds;

(iii) earthquake, flood, fire, tidal wave, hurricane, typhoon or other natural physical disaster (but excluding unfavourable weather conditions or damage due to bad weather);

(iv) strikes or industrial disputes (whether by labour employed or not employed by the affected Party, its subcontractors or suppliers);

(v) maritime or aviation disasters; and

(vi) changes to any statute, ordinance, decree or other law or any regulation or bye-law of any local or other duly constituted authority or the introduction of any such statute, ordinance, decree, law, rule, regulation, order or bye-law;

"Intellectual Property" means patents, registered trade marks, registered service marks, registered designs (including applications for any of the foregoing), trade and service marks, logos, designs, copyright, design right, database right, confidential information, trade secrets, inventions, discoveries, improvements, processes, formulae (whether or not reduced to writing and whether or not capable of registration) and the legal protection thereof including the right to sue for damages and other remedies in respect of any infringement thereof;

"Mobilisation" means the period from the time that the Contractor notifies the Company that it is ready to commence mobilisation of the Equipment and/or Contractor's Personnel in connection with the performance of the Services until the time that the first shot point is acquired in accordance with the provisions of this Agreement;

"Offshore Installation" means:

(i) a fixed or floating permanent oil and gas platform;

(ii) a floating, production, storage and off take vessel;

(iii) a semi-submersible or jack-up drilling unit;

(iv) a pipe lay vessel;

(v) a well intervention vessel or any other vessel or installation; or

(vi) any other object connected directly or by anchor to the seafloor or otherwise not readily removable;

"Permits" has the meaning given in Clause 22.2;

"Price" means the amounts payable by the Company as calculated in accordance with Appendix 3;

"Services" means the marine seismic geophysical data acquisition and related services to be provided by the Contractor under this Agreement as further described in Appendix 1, Scope of Work;

"Survey Area" means the area specified in Appendix 1 and/or such other area or areas as the Parties may agree in writing from time to time;

"Term" means the period from the Effective Date until the Expiry Date;

"Third Party Activists" means environmental lobbyists and third party direct action groups; and

"Vessel" means the vessel(s) specified in Appendix 2 or such suitable replacement vessel(s) as the Contractor shall from time to time

specify.

1.2 Any reference in this Agreement to a statute or any provision of a statute shall be construed as a reference to that statute or provision as amended, re-enacted or extended at any time but not so as to extend or increase any liability of either Party to the other beyond what it would have been prior to such amendment, re-enaction or extension.

1.3 The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.4 The Appendices are integral parts of this Agreement and shall be construed accordingly.

1.5 The expression "the Contractor" shall include (where appropriate) its successors in title and permitted assigns and the expression "the Company" shall include (where appropriate) its successors in title and permitted assigns.

1.6 References to persons shall be deemed to include reference to natural persons, firms, partnerships, companies, corporations, limited liability companies, associations, organisations, foundations and trusts (in each case whether or not having separate legal personality).

1.7 References to the "Parties" or a "Party" are references to the parties or a party to this Agreement.

1.8 The obligations of indemnity accepted by either Party arising under this Agreement are conditional upon the indemnified Party:

1.8.1 notifying the indemnifying Party promptly in writing of any allegation or claim;

1.8.2 not compromising, settling, negotiating or making any statement prejudicial to the defence or settlement of such claim;

1.8.3 making no admission relating to the allegation or claim; and

1.8.4 at the indemnifying Party's expense, allowing the indemnifying Party to conduct and settle all investigations, negotiations and proceedings and giving the indemnifying Party all reasonable assistance in respect thereof.

1.9 Words denoting the singular shall include the plural and vice versa unless the context clearly requires otherwise.

1.10 Words denoting any gender shall include a reference to each other gender.

1.11 All notices, correspondence, documentation and discussions with respect to this Agreement shall be in the English language.

1.12 If there is any conflict or inconsistency between the provisions of the main body of this Agreement and any Appendix, the former shall take precedence save that the provisions of Appendix 3 shall take precedence over any provision of the main body of this Agreement and any other Appendix.

1.13 In construing this Agreement, the interpretation of general words shall not be restricted by virtue of being preceded or followed by words indicating a particular class of acts, matters, things or examples and the words "including" and "in particular" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words.

1.14 References to any English legal term for any action, remedy, method of judicial proceedings, document, status, court official or any concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term.

1.15 Any reference to a Recital, Clause or Appendix is to the relevant recital, clause or appendix of or to this Agreement, and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Appendix in which it appears.

2. TERM AND APPOINTMENT

2.1 This Agreement shall come into force or be deemed to have come into force on the Effective Date and subject to the provisions for earlier termination set out in this Agreement shall continue in force until the completion of the Services.

2.2 The Company appoints the Contractor to provide the Services in respect of the Survey Area for the Term in return for the Price.

2.3 Save as provided in Clauses 7.1.2, 22.2 and in Appendix 3 the Contractor shall provide all management services, supervision, labour, materials, vessels, seismic equipment, consumables and all other things so far as the necessity for the same is specified in or reasonably to be inferred from this Agreement. The Contractor shall be responsible for the acquisition programming of individual surveys and shall co-ordinate with the Company in optimising the order of acquisition of surveys where the Scope of Work relates to more than one Survey Area.

2.4 The Company reserves the right to undertake other work or enter into other contracts associated with the Services. The Contractor shall co-operate with any reasonable request of the Company or its contractors to enable them to perform such work or contracts provided that the same does not adversely affect the performance of the Services (but without being required to disclose any information of a confidential nature belonging to the Contractor) and provided always that the Company complies with the provisions of Clause 7.2.

2.5 The Contractor shall notify the Company if the Contractor's compliance with the obligations under Clause 2.4 might result in additional costs or expenses for the Contractor. If the Contractor notifies the Company of these added costs or expenses, and the Company gives written approval for the Contractor to incur those costs or expenses, the Contractor shall be entitled to reimbursement from the Company of any costs and expenses incurred by the Contractor as a result of the performance of the Services being affected or interrupted as a direct or indirect consequence of compliance by the Contractor with its obligations under Clause 2.4.

2.6 If the Contractor has agreed to perform the Services within a specified period of time or by a specified date, such period or date shall be extended by such time as the Contractor shall reasonably require in order to take account of any delays in the performance of the Services arising out of or in connection with:

2.6.1 any event of Force Majeure; or

2.6.2 any period of suspension pursuant to Clause 21.

3. COMPANY REPRESENTATIVE

3.1 The Company shall by written notice to the Contractor designate an individual to act as the Company Representative. The Company Representative shall be authorised to commit the Company to any course of action within the rights and obligations of the Company under the provisions of this Agreement, but not modify or amend this Agreement, and shall notify the Contractor of all information, instructions and decisions given or made by the Company under the provisions of this Agreement. All information, instructions and decisions given or made by the Company Representative shall be as if given or made by the Company. Any replacement of the Company Representative shall be by prior written notice to the Contractor.

3.2 The Company Representative may delegate any of his responsibilities to any nominated deputy. Such delegation shall be by prior written notice to the Contractor. Information, instructions and decisions given or made by any nominated deputy shall be as if given or made by the Company Representative.

3.3 Notwithstanding Clause 29, the Company Representative or his nominated deputy is authorised to receive on behalf of the Company, notifications, information and decisions given or made by the Contractor under the provisions of this Agreement and notification to the Company Representative or his nominated deputy shall be deemed to be notification to the Company.

3.4 The Company shall designate in writing an individual to act as the Company On-Site Representative who will monitor and observe the conduct of the Services. The Company On-Site Representative shall be responsible for:

3.4.1 confirming whether technical parameters of the Services performed are accepted by the Company as being in accordance with this Agreement including acceptance of the acquired data as per the QC procedures on board the Vessel; and

3.4.2 confirming the factual records of the Contractor's activities, but not determining the allocation of charges between the Company and the Contractor.

3.5 The Company will place on board the master vessel two (2) marine mammal observers.

3.6 In addition, Company may choose to put aboard the master vessel the following representatives:

a. A Quality Control observer with navigation expertise; and

b. Two Government Representatives.

3.7 To avoid any misunderstanding, there may be the following number of persons on board the master vessel on behalf of the Company:

a. Company On-Site Representative;

b. A Quality Control observer with navigation expertise;

c. Two marine mammal observers; and

d. Two Government Representatives.

3.8 The Company Representative and any person authorised by the Company Representative shall have access at all reasonable times to any location where the Services are being performed and to any vessel engaged on the Services and the Contractor shall afford all reasonable facility for and assistance in obtaining such right of access.

3.9 Any personnel placed on board the master vessel by or on behalf of the Company pursuant to this Agreement shall be at Company's sole risk, and, for the purpose of safety and security, the Company shall ensure that all such personnel speak English.

4. CONTRACTOR REPRESENTATIVE

4.1 The Contractor shall by written notice to the Company designate an individual to act as the Contractor Representative. The Contractor Representative shall be authorised to commit the Contractor to any course of action within the rights and obligations of the Contractor under the provisions of this Agreement, but not modify or amend this Agreement, and shall notify the Company of all information, instructions and decisions given or made by the Contractor under the provisions of this Agreement. All information, instructions and decisions given or made by the Contractor Representative shall be as if given or made by the Contractor. Any replacement of the Contractor Representative shall be by prior written notice to the Company.

4.2 The Contractor Representative may delegate any of his responsibilities to any nominated deputy. Such delegation shall be by prior written notice to the Company. Information, instructions and decisions given or made by any nominated deputy shall be as if given or made by the Contractor Representative.

4.3 Notwithstanding Clause 29, the Contractor Representative or his nominated deputy is authorised to receive, on behalf of the Contractor, notifications information and decisions given or made by the Company under the provisions of this Agreement and notification to the Contractor Representative or his nominated deputy shall be deemed to be notification to the Contractor.

5. CONTRACTOR'S PERSONNEL

5.1 The Contractor shall provide all crew and personnel (including marine and seismic personnel) necessary to perform the Services and shall provide the Company with a complete list of all crew and personnel prior to Mobilization. The Contractor reserves the right to replace non-key personnel without notice but shall inform the Company of any changes in writing as soon as reasonably practicable.

5.2 For safety and security purposes, the Contractor will have on-board all vessels at all times at least one French speaking individual.

5.3 Contractor warrants that Contractor Personnel shall be fully competent to carry out their duties in accordance with the quality of surveying practices required under this Agreement, have sufficient experience, and are in good health and shall be of good conduct during their time in the Survey Area.

5.4 Contractor shall ensure Contractor's Personnel are properly managed and supervised.

6. CONTRACTOR'S OBLIGATIONS

6.1 The Contractor shall notify the Company as soon as reasonably practicable:

6.1.1 whenever accidents or safety related incidents occur in respect of the performance of the Services; and

6.1.2 of any impending or actual stoppages of work, industrial disputes or other matters affecting or likely to affect the performance of the Services.

6.2 The Contractor shall so far as reasonably possible keep the Company fully informed of the progress of the carrying out of the Services.

6.3 The Contractor shall so far as reasonably possible keep the Company On-Site Representative sufficiently informed so that he or she may determine that:

6.3.1 The Services performed are in accordance with the technical parameters set forth in this Agreement, including Appendix 1; and

6.3.2 The factual records of the Contractor's activities are accurate.

6.4 Should the technical parameters of the Services be materially outside of expected limits as set forth in Appendix 1, then Contractor Personnel will timely notify Company Representative, and On-site Company Representative if and when such repairs or corrections will be made.

6.5 If, following receipt by the Company (or any other party nominated in writing by the Company) of the Deliverables (excluding any back-up tapes held on board the Vessel or elsewhere by the Contractor), in the honest and reasonable opinion of the Company there has been a material system defect in the provision of the Services which defect could not reasonably have been identified by the Company or the Company On-Site Representative during the performance of the Services (including any on-board QC checks), the Company shall detail in writing within thirty (30) days of becoming aware of such defect the specific nature of the defect and the provision of this Agreement which the Company considers that the Contractor has failed to meet. If no such notification is given to the Contractor within seven (7) months of the date of receipt of Deliverables (excluding any back-up tapes held on board the Vessel), the Contractor shall be deemed to have performed such Services fully in accordance with this Agreement. For the avoidance of doubt, the Contractor shall have no liability whether under this Agreement, in tort or otherwise, in respect of any defect which is not a material system defect which could reasonably have been identified by the Company or the Company Representative during the performance of the Services.

6.6 The Contractor shall be responsible for any damage to or loss of field tapes and/or any data contained thereon while these are in the possession of the Contractor either in the field or while these are in possession of a common carrier (unless such carrier has been approved or nominated by the Company) provided that the Contractor's sole liability for such damage or loss shall be:

6.6.1 where the damaged or lost data is recoverable from any back-up copies held by the Contractor or the Company, to replace such damaged or lost data at the Contractor's sole cost and expense;

6.6.2 prior to commencement of Demobilization, to re-perform or have re-performed at its own expense that portion of the Services sufficient to re-acquire the data which has been damaged of lost; and

6.6.3 in any other circumstances, at Company's option, to refund to the Company all sums paid for recording such damaged or lost data, or to re-perform or have re-performed at its own expense that portion of the Services sufficient to re-acquire the data which has been damaged or lost as soon as reasonably practicable, provided that the Parties shall mutually agree to the scheduling for any re-performance of such Services in light of Contractor's then existing commitments with third parties;

and the Contractor shall have no other liability to the Company whatsoever or howsoever arising in respect of any such loss or damage.

7. COMPANY'S OBLIGATIONS

7.1 In consideration of the Services to be provided by the Contractor under this Agreement the Company agrees:

7.1.1 to pay the Price in the Currency promptly in accordance with Clause 11 without demand, deduction or set-off; and

7.1.2 to inform the Contractor as soon as reasonably practicable of all and any information of which it may be aware or which may be in its possession from time to time relating to the Survey Area, climatic conditions or any other matters which may affect the performance of the Services;

7.1.3 to inform the Contractor as soon as reasonable practicable if there has been a material system defect in the provision of the Services which defect has been identified by the Company or the Company On-Site Representative during the performance of the Services (including any on-board QC checks); and

7.1.4 within ten (10) days of the Effective Date to provide to Contractor with a letter of credit or bank guarantee drawn on a bank acceptable to the Contractor for one-hundred percent (100%) of the total Price payable by Company to Contractor for the completion of the Services to be performed under this Agreement. Should company fail to provide such letter of credit or bank guarantee (as agreed between Company and Contractor) in accordance with and within the time period specified in this Clause 7.1.3 the Contractor, in addition to any other rights and remedies it may have under this Agreement shall have the right to terminate this Agreement without any obligation or liability whatsoever to the Company of whatsoever nature.

7.2 The Company shall, and shall procure that all contractors, employees, agents or servants of the Company and any other contractors associated with the Services (other than a

member of the Contractor Group) shall at all times comply fully with all and any written rules and procedures provided to the Company as well as all express requests and instructions of the Contractor Group whilst such persons are present on any vessel or other property of the Contractor Group and the Company shall be responsible for the acts and omissions of any such contractors, employees, agents or servants and such other contractors associated with the Services as fully as if they were the acts or omissions of the Company.

7.3 On completion of the Services, the Company shall provide to the Contractor data results of marine mammal monitoring activities that may be obtained or generated, if any, during the performance of the Services so as to enable the Contractor to include such results in its historical marine mammal monitoring library.

8. CONFIDENTIAL INFORMATION

8.1 The Contractor shall maintain confidential and shall at no time without the prior agreement of the Company use, reproduce, copy, disclose to, place at the disposal of or use on behalf of any third party or enable any third party to use, peruse or copy any Confidential Information of Company, or any documents, drawings, data, computer software or other information which are created exclusively in connection with or as a result of carrying out the Services (other than any documents, drawings, data, computer software or other information relating to the Contractor's methods and techniques of data acquisition or processing or otherwise relating to the method of performance of the Services).

8.2 The Company shall maintain confidential and shall at no time without the prior written agreement of the Contractor use, reproduce, copy, disclose to, place at the disposal of or use on behalf of any third party or enable any third party to use, peruse or copy any Confidential information of Contractor, or any documents, drawings, data, computer software or other information belonging to or relating in any way to the business and affairs of the Contractor (including any specifications, techniques, know-how, procedures or equipment used or provided by the Contractor in performing the Services) which may be disclosed to or learnt by the Company in connection with this Agreement. The Company shall procure that all contractors, employees, agents or servants of the Company and any other contractors associated with the Services shall observe the same obligations in respect of any documents, drawings, data, computer software or other information referred to above which may be disclosed to or learnt by them in connection with or as a result of their activities in connection with this Agreement. So that there is no misunderstanding, the prior sentence does not in any way apply to the Company's use, reproduction or copying of Deliverables provided from or as part of the Services.

8.3 The provisions of Clauses 8.1 and 8.2 shall not apply if and insofar as any of the Confidential Information or documents, drawings, data, computer software and other information referred to in such Clauses:-

8.3.1 are or become part of public knowledge or literature at or after the date of their receipt by the relevant Party as from the relevant date except by default of the relevant Party;

8.3.2 are already in the possession of or known to the relevant Party at the date of their receipt by such Party, as from such date as evidenced by written records of such Party;

8.3.3 are, subsequent to the date of their receipt by the relevant Party disclosed to the relevant Party by a third party whose possession is lawful and who is under no obligation not to disclose, as from such subsequent date; and

8.3.4 if and insofar as the relevant Party is required to disclose the same by law or to any regulatory or governmental authority and the relevant Party has given prior written notice to the other Party.

9. OWNERSHIP, PATENTS AND OTHER PROPRIETARY RIGHTS

9.1 Except as expressly stated below in this Clause 9 and except in respect of any methods or techniques of seismic data acquisition and/or processing or otherwise relating to the method of performance of the Services, title to, copyright in, the right to possession of and free right of use of all things created under or arising out of the performance of this Agreement exclusively for the purposes of the performance of the Services, including but not limited to all data (including that stored on computers), drawings, specifications, calculations, other documents, computer tapes, discs and other essential recording matter, materials and work shall vest in the Company as soon as payment in full in respect of the performance of the Services has been received.

9.2 The Company shall identify in writing all Intellectual Property which it is providing for the purposes of this Agreement at the time that such Intellectual Property is so provided. Neither the Company nor the Contractor shall have the use for any purpose other than this Agreement, whether directly or indirectly, of any Intellectual Property provided by the other Party.

9.3 All inventions, improvements and discoveries made by the Contractor or its officers, directors, employees or representatives in connection with the Services under this Agreement, including inventions, improvements and discoveries based upon any technical data, equipment, processes or information disclosed to the Contractor by the Company are agreed to be the property of the Contractor and the Contractor shall be free to make such use of such inventions, improvements and discoveries as it shall think fit (including without limitation disclosure of the same to any third parties) subject always to compliance by the Contractor with any obligations of confidence owed by the Contractor to the Company pursuant to Clause 8.

9.4 The Contractor shall indemnify the Company Group in respect of any claims by any third party relating to any allegation of infringement of any Intellectual Property arising out of or in connection with the performance of the obligations of the Contractor under this Agreement (except where such obligations are specified expressly in this Agreement and the Contractor acted reasonably in complying with these) provided that this indemnity shall not apply in respect of any claim or infringement which arises directly or indirectly as a result of the Contractor in performing its obligations using any equipment, specifications, data, documentation, information or Intellectual Property supplied by the Company or following any directions of the Company.

9.5 The Company shall indemnify the Contractor Group in respect of any claims by any third party relating to any allegation of infringement of any Intellectual Property arising out of or in connection with the performance of the obligations of the Company under this Agreement or the use by the Contractor Group of any equipment, specifications, data, documentation, information or Intellectual Property supplied by the Company or arising out of or in connection with the Contractor Group following any directions of the Company.

9.6 The provisions of Clause 9.1 shall not apply in respect of any item or thing required to be created by any applicable law or regulation relating to the use of the Equipment or the Vessel.

9.7 Notwithstanding anything to the contrary contained in this Agreement, The Contractor may in its own and absolute discretion restrict or deny Company access to Contractor Information or any other Intellectual Property of contractor regarded as trade secret relating to or connected with the GeoStreamer® technology.

10. FORCE MAJEURE

10.1 Neither Party shall be responsible for any failure to fulfil any term or condition of this Agreement if and to the extent that fulfilment has been prevented or delayed by a Force Majeure occurrence which has been notified in accordance with this Clause.

10.2 In the event of a Force Majeure occurrence, the Party prevented or delayed in performing this Agreement shall notify the other Party in writing as soon as reasonably practicable giving full particulars thereof.

10.3 The Parties shall as soon as reasonably practicable following the giving of a notice of a Force Majeure occurrence meet together in good faith to discuss the effects of the delay. During any period of downtime arising out of or in connection with a Force Majeure occurrence the Contractor shall be paid the Standby Rate provided for in Appendix 3 (which rate shall be the Company Standby Rate as if such Force Majeure occurrence falls within paragraph 6.5.14 of Appendix 3).

10.4 If an event of Force Majeure (including for the avoidance of doubt the actions of any Third Party Activists) prevents or delays the performance of the Services for a continuous period of 10 (ten) days either Party shall be entitled at any time thereafter, but whilst such event of Force Majeure is continuing, to terminate this Agreement forthwith by written notice to the other without liability to the other, save for payment of any Demobilisation fee referred to in Appendix 3 and payment for that part of the Services performed up to and including the date of actual termination.

11. PRICE

11.1 The Contractor shall be entitled to invoice the Company for any Mobilisation Fee (as referred to in Appendix 3) on completion of Mobilisation and the Contractor shall thereafter be entitled to issue invoices to the Company on a monthly basis for the Services. Such invoices shall specify the Services performed and be accompanied by supporting documentation in respect of any third party costs incurred. The Company shall pay such invoices in full within 30 (thirty) days of the date of invoice subject always to the provisions of Clause 11.2.

11.2 If the Company disputes an invoice or part thereof then the Company shall notify Contractor in writing within thirty (30) of the date of invoice. If there is any dispute in relation to any invoice the Parties agree to comply with the dispute resolution procedures set out in Clause 24. If the Company disputes only part of the invoice then the Company shall pay all undisputed items on such an invoice in accordance with Clause 11.1 and notify Contractor of the disputed part in accordance with this Clause 11.2. On resolution of any dispute the Company shall make the appropriate payment to the Contractor within 10 (ten) days of such resolution.

11.3 Subject as referred to below, if any amount due for payment by the Company is not paid in accordance with Clauses 11.1 or 11.2, the Contractor shall be entitled to levy interest on the full amount unpaid from the date that payment was due until the date payment is received in cleared funds at the rate of interest set out in Clause 11.4. Upon resolution of any dispute relating to any invoice the Contractor shall be entitled to levy interest on any payment which is found or agreed to be due to the Contractor at the rate referred to in Clause 11.4 from the due date for payment of the original invoice in respect of which such dispute arose until the date payment is received in full in cleared funds. Interest under this Clause shall be payable both after as well as before judgment.

11.4 The rate of interest applicable under Clause 11.3 shall be one percent (1%) per month. Such interest shall accrue from day to day.

11.5 If after the Effective Date or the date of submission by the Contractor of any bid or tender response in respect of the performance of the Services there is any change in the applicable laws, rules or regulations or in any interpretation of the same or any change in any rates of taxation or in any interpretation of the same which results in any increase in cost to the Contractor of performing the Services the Company shall pay the Contractor all additional costs, expenses or liabilities incurred by the Contractor resulting therefrom and will indemnify the Contractor in respect of any increase in taxes due.

12. AUDIT RIGHTS OF THE COMPANY

For the purpose of reviewing and verifying the costs of and quantities of third party or other reimbursable items the Company or its authorised representatives shall have access at all reasonable times and on reasonable notice to all personnel, books and records (including data stored on computers) of the Contractor and any of its subcontractors which relate exclusively to the Services.

13. INDEMNITIES

The following clauses are in addition to indemnities provided for elsewhere in this Agreement, including Article 9.

13.1 The Contractor shall be responsible for and shall save, indemnify, defend and hold harmless the Company Group from and against all claims, losses, damages, costs (including reasonable legal costs) expenses and liabilities in respect of or resulting from:-

13.1.1 loss of or damage to property of any of the Contractor Group (whether owned, hired, leased or otherwise provided by the Contractor Group) arising from or relating to the performance of this Agreement;

13.1.2 personal injury including death or disease to any person employed by any of the Contractor Group arising from or relating to the performance of this Agreement;

13.1.3 personal injury including death or disease to any third party or loss of or damage to the property of any third party to the extent that any such injury, loss or damage is caused by the negligence or breach of duty (whether statutory or otherwise) of any of the Contractor Group in connection with the performance of this Agreement.

13.2 The Company shall be responsible for and shall save, indemnify, defend and hold harmless the Contractor Group from and against all claims, losses, damages, costs (including reasonable legal costs) expenses and liabilities in respect of or resulting from:-

13.2.1 loss of or damage to property of any of the Company Group (whether owned, hired, leased or otherwise provided by or in the possession or control of any of the Company Group) arising from or relating to the performance of this Agreement;

13.2.2 personal injury including death or disease to any person employed by any of the Company Group arising from or relating to the performance of this Agreement;

13.2.3 personal injury including death or disease to any third party or loss of or damage to the property of any third party to the extent that any such injury, loss or damage is caused by the negligence or breach of duty (whether statutory or otherwise) of any of the Company Group in connection with the performance of this Agreement.

13.3 Except as provided by Clauses 13.2.1 and 13.2.2 the Contractor shall release, defend, indemnify and hold harmless the Company Group from any and all claims, of whatsoever nature related to or arising from surface pollution or contamination (including control and removal thereof) emanating from Contractor Group's vessel(s) whilst under its custody and control during the Term. Notwithstanding anything to the contrary in this Agreement but except as provided by Clauses 13.1.1 and 13.1.2, the Company shall be liable for and shall release, defend, indemnify and hold harmless the Contractor Group from and against any and all claims of whatsoever nature related to or arising from pollution or contamination emanating from any other source, including control and removal thereof, caused by any event occurring during the Term.

13.4 The Company assumes all liability for and agrees to release, defend, indemnify and hold harmless the Contractor Group from and against any and all claims of whatsoever nature relating to or arising out of:

13.4.1 loss of or damage to any well, any geological formation, or reservoir beneath any well head relating to or arising out of a blow-out, fire, explosion, or crater or control thereof or any other damage relating thereto; and

13.4.2 any pollution emanating from any reservoir or from the property of Company Group or from the property of any person not belonging to the Company Group or the Contractor Group not otherwise the responsibility of the Contractor Group under Clause 13.3.

13.5 The Contractor shall be responsible for the removal and where appropriate the marking or lighting of any wreck or debris arising from or relating to the performance of the Services or the property, equipment, vessels or any part thereof provided by the Contractor Group in relation to this Agreement, when required by law, or governmental authority and shall, except as provided for in Clause 13.2 save, indemnify, defend and hold harmless the Company in respect of all claims, liabilities, costs (including reasonable legal costs), damages or expenses arising out of such wreck or debris, whether or not the negligence or breach of duty (whether statutory or otherwise) of the Company caused or contributed to such wreck or debris.

13.6 ALL EXCLUSIONS AND INDEMNITIES GIVEN UNDER THIS CLAUSE 13 (SAVE FOR THOSE UNDER CLAUSES 13.1.3 AND 13.2.3) AND CLAUSES 14 AND 15 SHALL APPLY IRRESPECTIVE OF CAUSE AND NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILFUL MISCONDUCT OR BREACH OF DUTY (WHETHER STATUTORY OR OTHERWISE) OF THE INDEMNIFIED PARTY OR ANY OTHER ENTITY OR PARTY AND SHALL APPLY IRRESPECTIVE OF ANY CLAIM IN TORT, UNDER CONTRACT OR OTHERWISE AT LAW.

13.7 Nothing contained in Clauses 13, 14 and 15 shall relieve or be deemed to relieve either Party from its general obligation at law to mitigate a loss which it may incur as a result of the matter giving rise to a claim.

13.8 For the purposes of this Clause 13 any reference to the property of the Company Group includes any property which is owned, hired, leased or otherwise provided by or in the possession or control of any member of the Company Group.

13.9 For the purposes of Clauses 13.1.3, 13.2.3 and 14 references to "third party" shall mean any person not being a member of the Contractor Group or the Company Group.

14. EXCLUSION ZONE

The Parties acknowledge that in the performance of the Services, the Contractor Group would not normally be required to work within a 500 metre radius of any Offshore Installation ("Exclusion Zone"). If the Company requests the Contractor to perform any Services within any Exclusion Zone and the Contractor agrees to do so then, notwithstanding any provisions to the contrary contained in this Agreement, the Company shall be liable for and shall release, defend, indemnify and hold harmless the Contractor Group from and against any and all claims, losses, damages, costs (including reasonable legal costs), expenses and liabilities relating to and/or arising from personal injury including death or disease to any third party or any member of the Contractor Group and/or loss of or damage to the property of any third party (including any Offshore Installation) or any member of Contractor Group arising from the performance or non-performance of this Agreement.

15. CONSEQUENTIAL LOSS

Except to the extent of any termination fees provided for in this Agreement, the Company shall save, indemnify, defend and hold harmless the Contractor Group from any Consequential Loss of the Company or any member of the Company Group and the Contractor shall save, indemnify, defend and hold harmless the Company from any Consequential Loss of the Contractor or any member of the Contractor Group provided always that this Clause is not intended to and shall not operate to deprive the Contractor of any damages calculated by reference to Contractor's profit portion included in its price for Services under this Agreement.

16. INSURANCE

16.1 The Contractor shall at all times during the Term maintain at its cost and expense the following insurances:-

16.1.1 Employers Liability/Workmen's Compensation Insurance to comply fully with all applicable laws;

16.1.2 Comprehensive General Third Party Liability Insurance with an indemnity of $5,000,000 for any one incident or series of incidents arising from each and every event, unlimited in aggregate, covering all operations of the Contractor including the contractual liability assumed herein by the Contractor to third parties;

16.1.3 Owned and Non-Owned Automobile Liability Insurance for bodily injury and property damage combined with limits of $2,000,000 per occurrence, or as otherwise required by applicable law;

16.1.4 Marine Equipment insurance providing All Risk Hull and Machinery coverage to the full value of all vessels craft or floating equipment owned or hired by the Contractor or its subcontractors;

16.1.5 Protection and Indemnity Insurance; and

16.1.6 such other insurances as may be required by the applicable laws of the jurisdictions in which the Services are performed.

16.2 If the Contractor subcontracts any part of the Services, the responsibility and insurance provisions of each subcontract shall be consistent with this Agreement and the subcontractors need not carry any insurance which would duplicate any insurance provided by the Contractor. The Contractor shall be responsible for ensuring that subcontractors maintain insurance as required in the subcontracts during the course of the subcontractors' operations to provide the same level of insurance coverage that would have existed if the Contractor were still performing the Services now being done by a subcontractor.

16.3 Deductibles applying under the insurances arranged by the Contractor or its subcontractors shall be for the account of the Contractor or such subcontractors.

16.4 If requested by Company, Contractor shall furnish to the Company certificates of insurance. Also if requested by Company, Contractor shall provide a statement from the insurers that no insurance will be cancelled or materially changed during the Term without (30) (thirty) days prior written notice from the insurers to the Company.

16.5 The Company shall at all times during the Term maintain at its own cost and expense adequate insurances in respect its liabilities assumed to the Contractor and the indemnities given by it under this Agreement. All such insurances shall be placed with reputable and substantial insurers satisfactory to the Contractor and shall contain a waiver of rights of subrogation in favour of each member of the Contractor Group and the Company shall furnish to the Contractor, at the Contractor's request, certificates of such insurance.

17. TERMINATION WITH CAUSE

17.1 The Company shall be entitled to terminate this Agreement immediately by notice in writing to the Contractor if:

17.1.1 the Contractor commits any breach of its obligations under this Agreement which materially affects the performance of the Services and in respect of which breach, if the same is capable of remedy, the Contractor does not, within 24 (twenty-four) hours of receipt of a written notice from the Company identifying the breach in question and requesting its remedy, commence taking action to remedy the same; or

17.1.2 the Contractor goes into liquidation, either compulsory or voluntary (save for the purposes of a bona fide solvent reconstruction or amalgamation), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any substantial part of its assets or if the Contractor make an assignment for the benefit of, or composition with, its creditors generally or if any similar occurrence under any jurisdiction affects the Contractor.

17.2 If the Company validly terminates this Agreement pursuant to Clause 17.1:

17.2.1 the Contractor shall be entitled to immediate payment as set out in Appendix 3 for that part of the Services performed in all material respects in accordance with this Agreement up to and including the date of termination;

17.2.2 the Company shall be entitled to recover from the Contractor, and the Contractor's total liability to the Company whether under contract, tort, breach of statutory duty or otherwise shall be limited to, the amount by which the reasonable costs incurred by the Company in having the Services completed by a third party exceed the costs that would have been incurred by the Company had the Services been completed by the Contractor provided always that the maximum liability of the Contractor shall not exceed 15% (fifteen percent) of the Price which would have been payable to the Contractor had it performed the Services which remain to be performed at the date of termination and which are actually carried out by any such third party.

17.3 For the avoidance of doubt, following any termination of this Agreement the Company shall not be entitled to take possession of the Equipment, the Vessel or the Contractor's Personnel to enable it to complete the Services or for any other purpose.

17.4 Notwithstanding any other provision of this Agreement, the Company shall not be entitled to terminate this Agreement by reason of any failure on the part of the Contractor to commence mobilisation on or before any particular date if the Contractor's failure to do so is due in whole or in part to any reason beyond the reasonable control of the Contractor including:

17.4.1 any delay in completing any work carried out by the Contractor for any third party resulting from any event or occurrence beyond the reasonable control of the Contractor including bad or inclement weather or third party interference; or

17.4.2 any seismic survey being conducted on behalf of any third party being extended by such third party under a contractual right in favour of such third party.

17.5 The Contractor shall be entitled to terminate this Agreement immediately by notice in writing to the Company:-

17.5.1 if the Company commits any material breach of its obligations under this Agreement in respect of which breach, if the same is capable of remedy the Company does not, within 24 (twenty-four) hours of receipt of a written notice from the Contractor identifying the breach in question and requesting its remedy, commence taking action to remedy the same and/or does not remedy the same within 30 (thirty) days of receipt of such notice; or

17.5.2 if the Company becomes insolvent or goes into liquidation, either compulsory or voluntary (save for the purposes of a bona fide solvent reconstruction or amalgamation), or if an administrator, administrative receiver or receiver is appointed in respect of the whole or any substantial part of its assets or if the Company makes an assignment for the benefit of, or composition with, its creditors generally or if any similar occurrence under any jurisdiction affects the Company; or

17.5.3 in accordance with Clauses 21.6, or 23.2; or

17.5.4 if the Company shall do or permit the doing of any act by which the Contractor's rights in any Intellectual Property belonging to the Contractor or any of its Affiliates may be prejudiced.

17.6 Either Party shall be entitled to terminate this Agreement in accordance with the provisions of Clause 10.4.

18. TERMINATION WITHOUT CAUSE

18.1 The Company shall be entitled to terminate this Agreement by giving not less than 10 (ten) days' written notice to the Contractor.

18.2 During the notice period referred to in Clause 18.1 the Company shall continue to co-operate with the Contractor in the performance by the Contractor of the Services.

18.3 If the Company exercises its rights of termination under Clause 18.1 the Contractor shall be entitled to:-

18.3.1 immediate payment as set out in Appendix 3 for that part of the Services performed up to and including the date of actual termination; and

18.3.2 an early termination fee being equal to the Company Standby Rate as referred to in Appendix 3 for the period from the date of actual termination until the earlier of (i) the date the Equipment and the Contractor's Personnel commence operations for any third party; and (ii) the date on which the Contractor reasonably estimates as at the date of actual termination of this Agreement that it would have completed the Services originally contracted to be provided under the terms of this Agreement ("the Estimated Completion Date"); and

18.3.3 such other reasonable costs and expenses suffered or incurred by the Contractor arising directly or indirectly as a result of such termination including:

18.3.3.1 any costs and expenses payable by the Contractor to any sub-contractor in respect of the termination by the Contractor of any sub-contracts;

18.3.3.2 all and any other costs and expenses payable to any third party directly or indirectly associated with such termination or arising directly or indirectly therefrom; and

18.3.4 a demobilisation fee calculated in accordance with Appendix 3.

19. VARIATIONS

19.1 The Company shall be entitled to request the Contractor at any time to make any variations to the Services (including any of the items to be delivered as referred to in Appendix 1) which are within the capability and available resources of the Contractor. Any such request shall be made in writing. On receipt of such request, the Contractor shall as soon as reasonably practicable notify the Company in writing of any adjustment to the Price resulting from any such variations. The Company acknowledges that the ability of the Contractor to agree to variations proposed by the Company is subject always to:-

19.1.1 the ability of the Contractor to provide such services without incurring or causing any breach of any other contract, commitment or undertaking binding on the Contractor; and

19.1.2 the availability of all necessary equipment and personnel including (without limitation) appropriate survey vessels and crew.

19.2 The Contractor shall not be required to proceed with any request for a variation until the Contractor has received written confirmation of the Company's agreement to the adjustment to the Price notified under Clause 19.1.

19.3 If as a result of any variation pursuant to Clauses 19.1 and 19.2 less than 80% (eighty percent) of the Services originally contracted to be provided under this Agreement (calculated by reference to the area of the Survey Area) are actually performed then on completion of the performance of the Services the Company shall be deemed to have terminated this Agreement pursuant to Clause 18 and for the purposes of Clause 18.3.2 references to the "date of actual termination" shall be deemed to be references to the date of completion of performance of the Services as varied.

19.4 The Contractor shall be entitled by notice in writing to the Company to vary the Scope of Work by reducing the size of the Survey Area by such amount as, in the reasonable opinion of the Contractor, will enable the Contractor to complete the Services within the period of time originally estimated by the Contractor for completion of the Services if:-

19.4.1 compliance with any applicable laws, regulations or requirements relating to marine mammal protection results in any delays in the performance of the Services and such delays have resulted, or are expected to result, in the time taken to perform the Services exceeding the period of time originally

estimated by the Contractor for completion of the Services by more than 15 (fifteen) days; or

19.4.2 after the Effective Date there is any change in the applicable laws, rules and regulations, or in any interpretation of the same, which results in or is expected to result in any increase in the time necessary to complete the Services; or

19.4.3 the actions of, or interference by, any local population or any Third Party Activists results in any delays in the performance of the Services and such delays have resulted, or are expected to result, in the time taken to perform the Services exceeding the period of time originally estimated by the Contractor for completion of the Services by more than 15 (fifteen) days; or

19.4.4 any occurrence outside the reasonable control of the Contractor (including oilfield activity or wildlife activity) results in delays in the performance of the Services and such delays have resulted, or are expected to result, in the time taken to perform the Services exceeding the period of time originally estimated by the Contractor for completion of the Services by more than 15 (fifteen) days.

19.5 The Contractor shall consult with the Company prior to selecting that portion of the Survey Area which is to be removed from the Scope of Work pursuant to Clause 19.4.

20. CONSEQUENCES OF TERMINATION

20.1 The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination (including any right to claim damages for any breach giving rise to such termination). The clauses in this Agreement which expressly or impliedly have effect after termination will continue to be enforceable notwithstanding termination. Without prejudice to the generality of the foregoing the provisions of Clauses 8, 9, 13, 14, 15, 24 and 36 shall survive termination of this Agreement.

20.2 As from the date of expiry or termination howsoever arising subject as otherwise provided herein or as referred to in Clause 20.1, no Party shall have any further obligation to the other.

20.3 If this Agreement is terminated by the Contractor pursuant to Clauses 17.5.1 or 17.5.2 the Company shall forthwith return to the Contractor all and any items, information and/or data (including any data supplied to the Company in connection with the performance of the Services and all copies thereof in the possession or control of the Company Group) provided to the Company under this Agreement and, to the extent that any such items, information or data are held in any electronic storage medium, shall delete or procure the deletion of the same and shall on request by the Contractor provide to the Contractor a statement duly sworn by an officer of the Company confirming that such delivery up and deletion has taken place.

21. SUSPENSION

21.1 The Contractor shall at the request in writing of the Company suspend performance of the Services or any part thereof for such time or times and in such manner as the Company may consider reasonably necessary. The Company shall give the Contractor

as much notice as it is reasonably able to do in respect of any such suspension. If any period or periods of suspension continue for more than 7 (seven) days in aggregate the Contractor shall be entitled to de-mobilise and seek or undertake alternative work for any third party.

21.2 The Parties shall as soon as reasonably practicable following the giving of such written request meet together in good faith to negotiate and agree an appropriate variation to the Price to take account of such suspension and the Company shall in any event be liable for:

21.2.1 the Standby Rate referred to in Appendix 3 during such period of suspension;

21.2.2 all and any other reasonable costs and expenses suffered or incurred by the Contractor arising directly or indirectly as a result of or in connection with any suspension of the Services including any increased costs of materials, subcontracts and other third party charges; and

21.2.3 any reasonable costs and expenses suffered or incurred in mobilising the Vessel and Contractor's Personnel to any other third party survey to the extent that the same are not recoverable from such third party and the costs and expenses of remobilising on resumption of the Services.

21.3 The Company shall be entitled to verify such costs and expenses referred to in Clause 21.2 in accordance with Clause 12.

21.4 The Company may, at any time, request resumption of all or part of the Services subject to suspension by notifying the Contractor in writing of the part of the Services to be resumed and the effective date of withdrawal of the suspension, such date being subject to mutual agreement between the Company and the Contractor and subject to ongoing availability of the Vessel and the commitments of the Contractor.

21.5 The Contractor shall advise the Company on a fortnightly basis of the location and status of the Vessel during the suspension period.

21.6 If the period of suspension exceeds 10 (ten) days the Contractor may, unless the suspension is otherwise provided for in this Agreement serve a notice on the Company requiring permission within 5 (five) days from the receipt of such notice to proceed with the Services or that part thereof subject to suspension. If within the said 5 (five) days the Company does not grant such permission the Contractor by a further notice, may (but is not bound to) elect to treat the suspension as a termination by the Company in accordance with Clause 18.

22. PERMITS, LAWS AND REGULATIONS

22.1 Except as otherwise provided in this Agreement the Contractor shall at its cost and expense abide by and comply, and secure compliance by its subcontractors, with all applicable laws, rules and regulations of any governmental or regulatory body having jurisdiction over the Services.

22.2 Unless otherwise provided herein, the Company shall be responsible at its own cost and expense for securing any and all governmental, mineral, surface, land entry and other permits licences or authorisations necessary for the Contractor to perform the Services

including those necessary to enable the Contractor to enter upon and leave the areas designated by the Company in order to perform the work contemplated hereby (the "Permits"). The Company shall notify the Contractor in writing of any limitations or restrictions affecting such Permits. The Permits shall be in writing and shall be obtained from the person or entity authorised to grant said Permits. In the event the Contractor provides assistance to the Company in obtaining the Permits, the Contractor shall be reimbursed for its reasonable time and expense in providing support to obtain and/or obtaining the Permits.

22.3 Unless otherwise agreed, the Contractor shall at its cost and expense obtain all licences, permits and authorisations required to be obtained in the name of the Contractor by any applicable laws, rules and regulations for the performance of the Services.

22.4 Unless otherwise agreed, the Contractor shall be responsible for applying for all necessary import and export licences (if any) required to carry out the Services, and the Company shall co-operate fully with the Contractor to supply all relevant information and details about the Company and its operation including provision of such documentation as may be required by any appropriate licensing authority. In the event that the Company has the benefit of exemptions for import, export, customs or other duties chargeable on Equipment used in the performance of the Services, Company shall make such exemptions available to the Contractor.

22.5 Equipment and technology provided to the Company in performance of the Services may be subject to United States or other countries export licensing laws and controls, and may be licensed for ultimate destination only in the country in which the Services are to be performed. Diversion contrary to the law is prohibited. The Company shall not export or re-export such equipment or technology without first obtaining the Contractor's written permission and the necessary licences or authorisation from the proper export control authorities.

22.6 The Company shall comply with, and shall ensure that all members of the Company Group comply with, all applicable laws, rules and regulations of any governmental or regulatory body having jurisdiction over the Services or the Survey Area and with any terms or conditions of any permits, licences and concessions obtained in connection with the Services. The Company shall save, indemnify, defend and hold harmless the Contractor Group from and against any and all claims, losses, damages, costs (including reasonable legal costs), expenses and liabilities incurred by any of the Contractor Group in connection with any breach by the Company of the provisions of this Clause 22.6.

23. MARINE MAMMAL PROTECTION

23.1 Notwithstanding that Company has responsibility for compliance with all applicable local marine mammal protection regulations and to that extent Company shall provide, prior to the commencement of Services, to the Contractor all information relating to local marine mammal protection regulations reasonably necessary to enable the Contractor to comply with such regulations.

23.2 The Company will place two (2) marine mammal observers aboard the vessels and will share any report or reports generated by the observers with the Contractor. If performance of the Services is delayed or prevented by compliance with any applicable laws, rules, regulations or requirements relating to marine mammal protection the Contractor shall be remunerated at the Standby Rate set out in Appendix 3 during any such period of delay or prevention. If compliance with such laws, rules, regulations or

requirements prevents performance of the Services for a continuous period of 10 (ten) days or more, either Party shall be entitled at any time thereafter but whilst such prevention is continuing, to terminate this Agreement forthwith by written notice to the other, which termination shall be deemed to have taken place pursuant to Clause 18.

24. DISPUTE RESOLUTION

24.1

Negotiations. Any complaints, problems or disputes relating to this Agreement or the provision of the Services (whether during or after termination of this Agreement) and which are not satisfactorily settled by the Company On-Site Representative and the Contractor On-Site Representative shall be referred to the Company Representative and the Contractor Representative and shall be discussed at a meeting between them to reach agreement on the appropriate action to be taken. The Contractor Representative and the Company Representative shall make all reasonable efforts to reach such an agreement.

Any unresolved problems emerging from (i) such meeting(s) or (ii) failure to undertake such meeting(s) ("Dispute") shall be referred immediately in writing ("Notice of Dispute") to higher management of each Party, which shall mean any individual who has authority to negotiate the settlement of the dispute for a Party ("Senior Executive") who shall attempt to resolve the Dispute through negotiation,. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party's Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate proceedings or a civil action concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

24.2 Mediation. Upon mutual agreement, the parties to the Dispute shall seek to resolve the Dispute by mediation. Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute, and if mutually agreed, any party to the Dispute may initiate such mediation pursuant to the American Arbitration Association mediation rules then in effect, as modified herein by sending all other parties to the Dispute a written request that the Dispute be mediated. The Parties receiving such written request will promptly respond to the requesting Party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session. The mediator shall meet with the parties to the Dispute to mediate the Dispute within thirty (30) Days after the date of receipt of the written request for mediation. Notwithstanding the above, any Party may initiate proceedings or a civil action concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute

25. TAXES

25.1 All sums payable under this Agreement are exclusive of VAT, sales tax, withholding or similar taxes which may be required to be deducted under applicable law and all other applicable local duties and taxes.

25.2 Any VAT or other local duties or taxes payable in respect of such sums shall be payable by the Company in addition to such sums.

25.3 In the event that tax is withheld then the sums due from the Company shall be increased to the extent necessary to ensure that, after the making of any such deduction or withholding, the Contractor receives and is entitled to retain (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum the Contractor would have received had no such deduction or withholding been required to be made. Upon payment of the amount so withheld to the appropriate government entity or agency such amount withheld shall be deemed payment to the Contractor and the Company shall have no further obligations to pay such amount to the Contactor provided always that the amounts so withheld are paid in the currency required by such applicable law and in accordance with such applicable law and further provided that such withholding taxes are remitted on a timely basis. In the event such taxes are withheld, a tax certificate shall be provided by Company to Contractor at the latest within 3 months of the end of the relevant tax period. In the absence of such tax certificate, Company shall transfer an amount equal to the withheld payments to Contractor within 30 days to be retained until such time as a tax certificate is provided.

The Contractor shall not be responsible for any tax, interest or penalties due to any negligence, acts or omission on the part of the Company and the Company shall indemnify the Contractor in respect of the same.

The Company and the Contractor shall provide free of charge all such assistance to each other as may be reasonably required to fulfil obligations to or information requests received from any competent taxing or other government authority in relation to the activities under this Agreement.

If after the earlier of the Commencement Date and the date of submission by the Contractor of any bid or tender response in respect of the performance of the services there is any change in the applicable laws, rules or regulations or in any interpretation of the same or any change in any rates of taxation or in any interpretation of the same which results in any increase in cost to the Contractor of performing the services the Company shall pay the Contractor all additional costs, expenses or liabilities incurred by the Contractor resulting therefrom and will indemnify the Contractor in respect of any increases in taxes due.

25.3 The Contractor shall not be responsible for any interest or penalties arising directly from the Company's failure to properly remit or administer withholding taxes. The Company shall save, defend, indemnify and hold harmless the Contractor in respect of any claims for interest and penalties arising therefrom.The Contractor shall not be responsible for any tax, interest or penalties due to any negligence, acts or omission on the part of the Company and the Company shall indemnify the Contractor in respect of the same.

26. WARRANTIES

26.1 The Contractor warrants that it shall carry out all of its obligations under this Agreement and shall perform the Services with reasonable care and skill and in accordance with the standards to be reasonably expected of a reputable contractor experienced in the types of work to be carried out under this Agreement.

26.2 Save as expressly provided in this Agreement all warranties, conditions or other terms expressed or implied by statute or otherwise are excluded to the fullest extent permitted by law and, for the avoidance of doubt, no warranty, condition or other term is given that seismic data resulting from the performance of the Services will be fit for any particular purpose or of any particular quality.

26.3 Each of the Parties warrants that it has full power and authority to enter into this Agreement and that it has obtained all necessary approvals to do so.

26.4 The Company warrants that as of the Effective Date, it had provided to the Contractor all information of which it was aware or which was in its possession at such time relating to the Survey Area, which may be provided without violating existing confidentiality obligations in contracts with third parties, climatic conditions or any other matter which may affect the performance of the Services and will continue to provide information that the Company determines to be of a similar nature.

27. BUSINESS ETHICS

27.1 The Contractor represents to the Company that no director, officer, employee or agent of the Contractor has given or received or shall give or receive any commission, fee, rebate, gift, entertainment or other payment or remuneration of significant cost or value to or from the Company, its Affiliates, directors, officers, employees or agents in connection with the Services.

27.2 The Company represents to the Contractor that no director, officer, employee or agent of the Company has given or received, or shall give or receive any commission, fee, rebate, gift, entertainment or other payment or remuneration of significant cost or value to or from the Contractor, its Affiliates, directors, officers, employees or agents in connection with the Services.

27.3 Both Parties shall promptly notify the other in the event of any violation of the representations set out in this Clause 27 and both Parties agree to take all reasonable action necessary to address and correct such violation.

28. SEVERANCE

If any provision of this Agreement is declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications to that effect are received by either of the Parties from any competent authority the Parties shall amend that provision in such reasonable manner as achieves the intention of the Parties without illegality or at the discretion of the Contractor it may be severed from this Agreement and the remaining provisions of this Agreement shall remain in full force and effect unless the Contractor in its sole discretion decides that the effect of such declaration is to defeat the original intention of the Parties in which event the Contractor shall be entitled to terminate this Agreement by notice to the Company and the provisions of Clauses 18 shall apply accordingly as if such termination had been pursuant to Clause 18.1.

29. NOTICES

29.1 Any demand, notice or communication shall be deemed to have been duly served:

29.1.1 if delivered by hand, when left at the proper address for service;

29.1.2 if given or made by pre-paid first class post, 48 (forty-eight) hours after being posted (excluding any day on which banks are not generally open for business in the country of the recipient);

29.1.3 if delivered by facsimile transmission or e-mail transmission to the fax number or e-mail address given in Clause 29.3, on the date of transmission, provided that a confirming copy thereof is sent by first class pre-paid post to the other Party at the address referred to in Clause 29.2 within 24 (twenty-four) hours after the transmission.

29.2 Any demand, notice or communication (or confirming copy of any facsimile or e-mail transmission) shall be made in writing addressed as follows:

29.2.1 if to the Contractor, to:

Simon Cather
C/o PGS Geophysical A.S.
4, The Heights
Brooklands
Weybridge
Surrey KT13 0NY
England

29.2.2 if to the Company, to:

Steve Barrett
HyperDynamics Corporation
12012 Wickchester Lane, Suite 475
Houston, Texas
Tel: 713 353 9400
sbarrett@hyperdynamics.com

with a copy to:

Robert P. Thibault
Robert M Bearman
PATTON BOGGS LLP
4900 California Street
Suite 4900
Denver, CO 80202
Tel: 303 894 6191
E-mail: rthibault@pattonboggs.com

or to such other address as the Party to whom notice is to be given may have notified to the other in writing in accordance herewith from time to time.

29.3 The Parties respective fax numbers and e-mail addresses are:

29.3.1 the Contractor:

fax number: 44 1932 376 116e-mail: simon.cather@pgs.com

29.3.2 the Company:

fax number: 713 353 9421

e-mail: sbarrett@hyperdynamics.com

30. ASSIGNMENT AND SUB-CONTRACTING

30.1 The Contractor shall be entitled to carry out its obligations under this Agreement through any other company which at the relevant time is an Affiliate of the Contractor and shall be entitled to sub-contract or otherwise delegate any of its obligations hereunder to any other person, firm or company, provided that Contractor shall provide Company notice of sub-contractors that will interact with public officials of the Republic of Guinea under or pursuant to this Agreement or have an on-shore presence. The Contractor shall remain fully responsible for the acts and omissions of such Affiliate or such other person, firm or company as if these were the acts and omissions of the Contractor. The Contractor shall be entitled to assign the benefit of this Agreement to any Affiliate of the Contractor.

30.2 The Company shall be entitled to assign and transfer any or all of its rights, responsibilities, obligations and liabilities under this Agreement to any of its Affiliates or a third-party or sub-contractor, subject to prior written consent of the Contractor which consent shall not be unreasonably withheld or delayed and provided always that such Affiliate assignee or sub-contractor is a person with whom the Contractor may lawfully contract and for whom the Contractor may perform the Services using the Equipment and the Contractor's technology without contravening the provisions of any laws applicable to the Contractor or any of its Affiliates. However, the Contractor shall have the right to request additional reasonable guarantees from such Affiliate and/or the Company pursuant to Clause 7.1.3 and any such assignment or transfer shall be void until such guarantees have been given to Contractor.

30.3 Except as provided in Clauses 30.1 and 30.2 this Agreement is personal to the Parties, and none of them shall, without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed), assign, mortgage, charge (otherwise than by floating charge) or dispose of any of its rights hereunder (including, without limitation, by declaration of trust in favour of any third party), or sub-contract or otherwise delegate any of its obligations under this Agreement.

30.4 Subcontracting of Gravity and Magnetic Data Acquisition Work

30.4.1 Upon the election of the Company, which shall be made in writing to Contractor no later than June 15, 2010, the Company agrees that Contractor shall, in accordance with the terms and conditions of the Agreement, sub-contract the acquisition of Gravity and Magnetic Data Work to one of the following suppliers of such services: (1) Edcon; (2) Fugro and (3) Austin. In the event that on or by the Mobilisation Date such sub-contractor engaged to perform the acquisition of Gravity and Magnetic Data Work is not available in the Survey Area or ready to commence performance thereof, Contractor shall commence performance of the Services and Contractor shall promptly notify Company of such delay and the expected duration thereof. Upon receipt of such notification Company shall advise Contractor whether or not it wishes Contractor to proceed with the Gravity and Magnetic Data Work.

30.4.2 In the event that, following commencement of the Gravity and Magnetic Data Work the equipment used or provided by sub-contractor is lost, damaged or malfunctioning, Contractor shall continue with the performance of the remaining Services and shall promptly notify Company providing details of such loss, damage or malfunction together with an estimate of such likely period of delay. Contractor shall, upon the request of the Company, either:

(i) continue with the performance of all remaining Services without any downtime and without the performance of the Gravity and Magnetic Data Work; or

(ii) delay the remaining Services for such period as is necessary to repair or replace the lost, damaged or malfunctioning equipment for up to a maximum of 14 days.

30.4.3 In the event that the Company, in accordance with Clause 30.4.2(ii), has requested that Contractor incur a period of downtime, Company shall be liable for the Standby Rate referred to in Appendix 3 for the period of any such downtime.

30.4.4 Subject to Clause 30.4.3, Company shall have no further liability to Contractor in respect of any costs arising from such delay, including for the avoidance of doubt, any mobilisation or personnel costs associated therewith.

30.4.5 The Company agrees to pay the costs for the Gravity and Magnetic Data Work properly performed in accordance with the terms and conditions of the Agreement. If the data from the Gravity and Magnetic Data Work or part thereof are found to be defective at time of processing by Company then the Contractor shall in full settlement of its liability to the Company (whether under contract, tort, breach of statutory duty or otherwise) and as the Company's sole remedy reimburse the Company the costs originally charged to the Company by the Contractor for performing the defective Gravity and Magnetic Data Work. For the avoidance of doubt, the Contractor shall in no circumstances be required to re-perform such defective Gravity and Magnetic Data Work.

For the purposes of this Clause 30.4 the definition of "Gravity and Magnetic Data Work"- means the gravity and magnetic data acquisition and processing, if applicable, to be provided by the Contractor under this Agreement as further described in Appendix 1, Scope of Work.

31. ENTIRE AGREEMENT

31.1 Each Party acknowledges that this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes and replaces all prior communications, representations (other than any misrepresentation which has been made (i) knowingly; or (ii) without belief in its truth; or (iii) recklessly), warranties, stipulations, undertakings and agreements whether oral or written between the Parties. Any prior agreements, undertaking or arrangements between the Parties are cancelled as of the Effective Date but without prejudice to any rights which have already accrued to any of the Parties.

31.2 Each Party irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement for any misrepresentation made on or prior to the Effective Date not contained in this Agreement or for breach of any warranty not contained in this Agreement unless such misrepresentation was made: (i) knowingly; or (ii) without belief in its truth; or (iii) recklessly.

32. NO VARIATION

No variation to this Agreement shall be effective unless in writing signed by a duly authorised officer of each of the Parties.

33. WAIVER

Any failure by either Party to enforce at any time or for any period any of the terms and conditions of this Agreement will not be construed as a waiver of its rights or of the right at any time subsequently to enforce all terms and conditions of this Agreement. Any waiver of a breach of any provision will not affect either Party's rights in the event of any additional breach.

34. RIGHTS CUMULATIVE

Unless expressly stated otherwise, all rights or remedies granted to a Party shall be cumulative and no exercise by a Party of any right or remedy under this Agreement shall restrict or prejudice the exercise of any other right granted by this Agreement or otherwise available to it.

35. RELATIONSHIP OF PARTIES

35.1 The Contractor is and will at all times remain an independent contractor and nothing contained in this Agreement shall be construed to imply that there is any relationship between the Parties of principal and agent, of partnership or of employer and employee nor are the Parties hereby engaging in a joint venture. None of the Parties shall have any right or authority to act on behalf of any other Party nor to bind any other Party whether by contract or otherwise, unless expressly permitted by the terms of this Agreement.

35.2 All persons engaged by the Contractor in the provision of the Services shall be the employees or independent contractors (as the case may be) of the Contractor and not of the Company. All persons engaged by the Company in connection with the Services shall be the employees or sub-contractors (as the case may be) of the Company and not of the Contractor. Neither the Contractor nor the Company shall have any control over the employees or sub-contractors of the other.

36. PUBLICITY

Each of the Parties agrees that it will not disseminate any press release or public announcement concerning this Agreement or its performance to any person without the other Party's prior written consent (which shall not be unreasonably withheld or delayed). Each Party agrees to instruct its advisers, whether financial, accounting, legal or otherwise, not to disseminate any of such information to any other person without the other Party's prior written consent (which shall not be unreasonably withheld or delayed), provided always that the provisions of this clause shall not preclude either Party or its advisers from making any disclosure of information required pursuant to the provisions of any statute or the order or requirements of a court, administrative agency, other governmental body or relevant stock exchange.

37. THIS ARTICLE INTENTIONALLY LEFT BLA NK

38. GOVERNING LAW AND CHOICE OF FORUM

38.1 This Agreement and the respective rights and obligations of the Parties shall be governed, construed, interpreted and enforced by and under the laws of the State of Texas in every particular including formation and interpretation without regard to principles of conflict of laws.

38.2 Notwithstanding the provisions of Clause 24 the Parties irrevocably agree to submit all disputes arising out of or related to this Agreement, not otherwise satisfied to the mutual agreement of the Parties, to the exclusive jurisdiction of the appropriate state or federal courts located in Harris County in the State of Texas for the purposes of asserting any claim or cause of action hereunder and agree to submit to the jurisdiction of such courts including for the purposes of the enforcement of any judgment or order for preliminary or interim relief resulting therefrom and waiving any objections thereto. The Parties further agree that any such judgment or order may be entered into and enforced by any court or judicial order having competent jurisdiction over the Party or the assets of the Party against whom the judgment or order was given.

38.3 If there is any conflict in meaning between the English language version of this Agreement and any version or translation of this Agreement in any other language, the English language version shall prevail.

AS WITNESS the hands of the Parties the day and year first before written.

SIGNED by duly authorised for and on behalf of **HyperDynamics Corporation**	)	[signature] Ray Leonard President and Chief Executive Officer June 11, 2010 Date
SIGNED by duly authorised for and on behalf of **PGS Geophysical AS**	)	[signature] Simon Cather Regional President 11th JUNE 2010. Date

APPENDIX 1

SCOPE OF WORK

Survey Area

The proposed 3D seismic program will consist of:

- 2 non-contiguous programs; one forming a square of 38.5km x 38.5km (1482.25km^2) full-fold area hereafter referred to as "Survey 1", one forming a rectangle of 35km x 57km (1995km^2) full-fold area with acquisition along the long axis hereafter referred to as "Survey 2" for a total of 3477.25km^2 full fold coverage.



B7
C10
C11
D14
Guinea 2010 3D (1500)
Guinea 2010 3D (2000)
OFFSHORE

The Survey 1 coordinates are:
X=356362, Y=1021934 Meters (W)
X=386686, Y=1042594 Meters (N)
X=411205, Y=1010255 Meters (E)
X=380888, Y=989587 Meters (S)

The Survey 2 coordinates are:
X=464875, Y=1008000 Meters (W)
X=489550, Y=1030907 Meters (N)
X=529518, Y=989642 Meters (E)
X=503754, Y=965376 Meters (S)

Water Depth

The water depths in the operational area generally do not pose any operational restrictions, with the exception of the area of Survey 2 that the Parties recognize generally as the N corner as shown on the map above. The decision to enter any area at the time of the survey that is of a water depth that is considered a hazard is at the sole discretion of the captain of the vessel. However, the Company Onboard Representative will be immediately notified by Contractor.

Due to shallow water depth over the N corner of Survey 2, an alternate tow configuration may be required to achieve full-fold coverage in this area in a manner that prevents operational tow cable veining draft difficulties (depth). The Company and the Contractor will work closely together to determine the most efficient and cost-effective way to acquire full fold coverage over this N corner of Survey 2. While it is the intent of Contractor and Company to acquire as much of Survey 2 as possible with 12 streamer cables, to the degree such is not reasonably attainable, the Parties shall work closely together to decide whether to utilize (1) longer than normal line change, (2) a reduced-number cable towing configuration or a combination of both.

To help in this determination, a local bathymetry survey is anticipated during the first survey to the degree the necessary equipment and vessel are available and otherwise as soon as thereafter possible. To the degree such a bathymetry survey requires equipment not presently available on Contractor's vessels, the Parties shall mutually agree to acquire the use of such equipment, by sub-contracting or otherwise, which shall be at the cost of Company.

Acquisition Details

Recording Geometry and Parameters

Parameters	Values
Sample rate	2ms
Record length	10000ms
Low cut filter	3 Hz
High cut filter	206 Hz
Number of cables	12
Cable separation	100m
Group length	12.5
Group interval	12.5
Number of sources	2
Source separation	50
Pop interval	25m alternating sources
Source depth	6m
Source pressure	2000psi
Cable depth	7m
Cable length	6000m minimum
Minimum source-receiver offset	~250m
Bin dimensions	12.5m in-line x 25m cross-line
Recording format	SEG-D
Recording media	IBM 3592
Field tape copies	Dual recording

Energy Source

Gun type	Sercel G-Gun II
Operating pressure	2000psi
Gun controller	Digishot
Time resolution	+/- 1.0ms
Near field phones	At each gun or cluster
Depth indicators	Front and tail of sub-array
Source volume	4135 cu in
Number of gun strings per array	3
Number of gun arrays	2
Array length	15m
Array width	16m
Array depth	6m
Sub-array separation	8m
Maximum source width	50m
Depth range	6m

Seismic Streamer

Manufacturer and type	solid streamer
Number of streamers	12
Number of channels per streamer	480
Group spacing	12.5
Group length	12.5
Total length of each steamer	6000m minimum
Hydrophones	Teledyne T2BX
Number of hydrophones per group	16
Group sensitivity	20 V/Bar
Number and type of compasses	1 per 300m, DigiCourse 5011
Number and type of depth sensors	1 per 300m, DigiCourse 5011
Streamer depth	7m
Minimum source-receiver offset	~250m

1.0 GENERAL

1.1 Introduction

The Work standards described in this document are intended to ensure data quality, by specifying a reasonable minimum standard of performance normally expected from a seismic CONTRACTOR, and shall apply to all vessels and equipment engaged in the Work.

CONTRACTOR will notify COMPANY representative whenever the specifications contained within this document are not complied with.

COMPANY representative on board may suspend operations if the specifications contained in this document are not complied with.

COMPANY representative, in consultation with COMPANY, may relax the tolerances and specifications contained within this document.

All logs, test results, and other quality control information will be available to COMPANY representative at all times.

The CONTRACTOR'S representative on board shall be in charge of the conduct of the operation.

Unless otherwise stated in the contract, all sub-contracted work shall be the responsibility of the CONTRACTOR. CONTRACTOR shall ensure that all sub-contractors comply with all requirements herein.

CONTRACTOR is required to provide information concerning all equipment, configuration and spares complement proposed for the survey, as detailed in the various sections of these specifications, in time scales that are appropriate to the requirements. Where possible this information shall be provided as part of the tender.

COMPANY shall provide CONTRACTOR with co-ordinates of the survey area, sub-surface line spacing and orientation in sufficient time for CONTRACTOR to produce a pre-plot chart.

COMPANY shall specify the spheroid, datum and map projection to be used for the Work.

CONTRACTOR shall be responsible for producing start and end line co-ordinates and a pre-plot chart, at a scale appropriate for the size of the survey, showing all lines in relation to the survey area, not less than 14 days prior to mobilization.

Nothing contained within this document shall exonerate the Master(s) of any vessel(s) engaged in the work from their responsibility for the safety of vessel(s) and crew(s).

Unless specified elsewhere in this document, the spares complement shall be sufficient to maintain and support continuous 24 hour operations for the duration of the Work.

1.2 Quality Assurance and Quality Control

CONTRACTOR is responsible for ensuring that all equipment is performing to manufacturer's specifications.

CONTRACTOR shall ensure that the technical specifications and quality standards and procedures as detailed in this document are complied with at all times, unless waived in writing by the COMPANY representative.

Instrument tests and calibrations shall be in accordance with manufacturer's specifications and/or CONTRACTOR'S recommended procedures. In the latter case, CONTRACTOR shall submit its procedures to COMPANY for approval.

Throughout the survey CONTRACTOR shall operate a Quality System that conforms to the requirements of ISO-9000 and shall use the system to ensure that quality standards are maintained throughout the Work.

CONTRACTOR shall ensure that all operational logs and reports are legible and correctly annotated.

COMPANY reserves the right to use its own QC and/or processing systems in addition to any system provided by the CONTRACTOR. The provision of such systems shall not relieve CONTRACTOR of its quality assurance and quality control responsibilities.

CONTRACTOR shall provide all necessary information and assistance relating to interfacing of QC systems if requested by COMPANY.

1.3 Information to be provided by CONTRACTOR

The following information is required from CONTRACTOR

1.3.1 Vessel Information

a. Number of Vessels
b. For each vessel:
    - Vessel Dimensions.
    - Maritime equipment including navigation and safety.
    - Machinery including engines, bow thrusters, generators.
    - Port of Registry.
    - Year of build and conversion.
c. *Safety Equipment certification:*
    - Classification certification.
    - Heli-deck certification.
d. Crew certification.

- Vessel diagrams of the configuration(s) proposed by the
- CONTRACTOR showing nominal offsets to be used in the operation.
- Tow simulation(s) of the CONTRACTOR's proposed configuration.

1.3.2 **Source Information**

a. Type of source and operating pressure
b. Total volume
c. Number and size of guns
d. Gun sizes and array configuration diagrams
e. Source and streamer geometry diagrams.
f. Modelled far field source signature (Filters DFS-V, out-128 Hz, 72 dB/oct and instrument filter) to include:
   - Amplitude vs. Frequency spectra.
   - Peak pressure amplitude in bar-m for the specified operating depth.
   - Primary to bubble ratios.
   - Bubble period.
   - Source array directivity plots: IL, XL, hor. Plane (f=20, 40, 60, 80 Hz.)

g. Modeled far field source signature with effect of cable ghost (Filters DFS-V, out-128 Hz, 72 dB/oct and instrument filter) to include:
   - Amplitude vs. Frequency spectra.
   - Peak pressure amplitude in bar-m for the specified operating depth.
   - Primary to bubble ratios.
   - Bubble period.
   - Source array directivity plots: IL, XL, hor. plane (f=20, 40, 60, 80 Hz.)

h. Minimum source re-cycle time.
i. Location and type of near field phones.
j. Location and type of depth indicators.
k. Details of the source controller.
l. Time delay between start of record and time zero.
m. Allowable source dropout specifications *
n. Allowable gun swapping combinations *
o. Description of RT source signature including QC procedures.
p. RGPS receivers location

* CONTRACTOR shall provide comprehensive details on proposed allowable source dropout specifications including signatures as detailed above, derived from the performance requirements in Section 3.2 both for variations in volume and air pressure. Dropout listings at least should include Gun#, V, P, %ch P, P/B, &ch P/B, xcorr, Average deviation from nominal signal in frequency domain, Max deviation from nominal signal in frequency domain.

COMPANY will advise CONTRACTOR regarding acceptability of proposed dropouts. A list of agreed allowable dropouts will be inserted as an Attachment to The Technical Specifications.

1.3.3 **Streamer Information**

a. Type/length of streamer sections.
b. Type of skin.
c. Type/length of lead in.
d. Type/length of stretch sections.
e. Streamer configuration diagrams.
f. Type and location of depth indicators.
g. Physical and electrical characteristics of hydrophones.
h. Hydrophone configuration (group length, phones per group).
i. Hydrophone sensitivity.
j. Details of electronic modules and repeater modules.
k. Details of streamer depth controllers
l. Description of steerable streamer control, specifications.

1.3.4 **Recording System Information**

a. Description of the system with flow path diagrams.
b. Timing diagram for seismic, energy source and positioning data acquisition and integration.
c. Streamer channel allocation convention.
d. Source mask convention (e.g. source A = odd shotpoints etc.).
e. Description of the digital format in use including all header and extended header formats.
f. Details and description of manufacturers' periodic instrument tests (daily, weekly, monthly).
g. Results and a copy of the set of instrument tests before the acquisition starts
h. Results of each set of monthly tests.
i. Average instrument cycle time after end of each record.

1.3.5 **INS Information**

a. Details of system capabilities.
b. Details on the application of filtering and smoothing.
c. Details on QC functions, graphs and plots.
d. Recording format diagrams (unless UKOOA format).

1.3.6 **Positioning System Information**

Proposed Systems for Primary and Secondary. Vessel Positioning

DGPS Systems:
Reference station details, including co-ordinates, power supplies, backup facilities, technical inspection and audited health check data.

Monitor station details including co-ordinates, monitoring procedures, procedures for notification of users, power supplies, backup facilities, inspection and audited health check data.

GPS-based Source Positioning Units (SPUs):

Deployment of at least two SPUs. To be verified using the re-radiation technique. Network configuration diagrams.

Acoustic Systems:
Minimum percentage of redundant observations to each acoustic node. Effects of missing ranges and/or nodes on the network. Acoustics network configuration diagrams showing:

- Location of responders relative to each other and to streamer channels.
- Location of spare responders.
- Nominal ranges.

Compasses:
- The latest value of magnetic declination (horizontal intensity) to be used initially.
- Results of static check.
- Calibration certificates (less than two years).
- Historical information relating to previous compass checks, calibrations and performance.

Onboard QC and Processing System
- Hardware
- Software
- Procedures

1.4 Survey Vessel

The vessel(s) used for the survey will be as specified in CONTRACTOR'S tender document.

The vessel(s) shall be in a seaworthy condition and fit for the purpose for which it/they is/are intended.

Current valid safety, machinery, manning and any other certification required by law, shall be available for inspection.

COMPANY may undertake an independent HSE (Health, Safety and Environmental) audit whilst the vessel is in port and/or when in an operational condition on location.

COMPANY may refuse to accept the vessel if the HSE audit reveals major deficiencies.

The above requirements apply to all vessels engaged in the Work and under CONTRACTOR'S control including picket vessels and work vessels.

1.5 Personnel

1.5.1 Marine Crew

Minimum manning requirements shall be in accordance with maritime law currently in force in the country of vessel registration. COMPANY may request additional manning if it considers

that minimum manning requirements are insufficient or inadequate for the type and location of the work.

1.5.2 Seismic Crew

The seismic crew will comprise of at least:

- One onshore coordinator.
- One senior party chief.
- One senior technician/ instrument engineer/ assistant party chief.
- One senior navigator/surveyor per shift.
- One senior observer per shift.
- One senior 3D QC operator per shift.
- One senior gun mechanic per shift.
- One senior onboard positioning processing supervisor/operator.
- One onboard positioning processing operator.

A list of CV's for the seismic crew must be supplied by CONTRACTOR with the tender document.

1.6 Reporting

CONTRACTOR shall provide reports as follows:

At any time, COMPANY may request any information related with the operation such as position maps (format to be defined), folds maps, shots, brute stacks, equipment controls, schedules, etc…

For this porpoise, the CONTRACTOR shall provide a secure ftp site where COMPANY shall download the data.

CONTRACTOR shall provide a website where real positions, statics, data, plots, notes, etc. can be visualized

Daily to COMPANY representative onboard giving details of the previous 24 hours operations to include:

Prime production		
Sail line kilometres	Daily	Accumulated (weekly, monthly, survey) & Production percentage
CMPs Acquired		
Square kilometres Acquired		
Infill production		
Sail line kilometres	Daily	Accumulated (weekly, monthly, survey) & Production percentage
CMPs Acquired		
Square kilometres Acquired		

Full Fold Production	accumulated weekly, monthly, % of total area

Line status	Number, complete, incomplete, do not process, etc… Shot point range on each line.

Time Charge	Prime, infill, chargeable downtime and Non Chargeable downtime
CONTRACTOR chargeable items	To be specify at start up meeting

Project Time Schedule	
Time in the project	Estimated time to complete the survey

Time Allocation
Production, line change, bad weather, equipment malfunction, equipment configuration, client request, transit time, client support, fishing interference, floating debris, sea creatures, currents, traffic, miscellaneous,…

HSE Events			
F.A.C.	Day	Accumulated Week, Month and Survey	Comments
M.T.C.			Comments
R.W.C.			Comments
R.W.C Days			Comments
N.M.I.			Comments
L.T.I.			Comments
L.W.D			Comments
In-It			Comments
F.A.T			Comments
3.PI			Comments

Environmental Report			
JP1 (liters)	Day	Accumulated Week, Month and Survey	Comments
Diesel (liters)			Comments
Gasoline (liters)			Comments

HSE Controls			
Drills	Day	Accumulated Week, Month and Survey	Comments
Audits			Comments
Positive Actions			Comments
Risk Identification Action Reports			Comments
Risk Identif Action Reports Closed			Comments
Total Hours Flying Helicopters			Comments
Training courses (Men/number)			Comments
Training courses (Hrs/number)			Comments
Meetings Toolbox (Men/number)			Comments
Meetings Toolbox (Hrs/number			Comments
Total Work (Men/number)			Comments
Total Work (Hrs/number			Comments

Waste Management Treatment			
Biodegradable (Kg.)	Day	Accumulated Week, Month and Survey	Comments
Paper/Wood/Carton (Kg.)			Comments
Metals (Kg.)			Comments
Medical Disposal (Kg.)			Comments
Batteries (Kg.)			Comments
Others (Kg.)Specified			Comments
Water consumption (liters)			Comments
Black water (liters)			Comments
Grey water (liters)			Comments
CO_2 emissions (Kg.)			Comments
			Comments
			Comments

Other information
Weather (wind direction and velocity, seas waves, general…
Operational/technical problems
Quality control observations
Acquisition comments and plans

Weekly summary to COMPANY representative onboard and copied to COMPANY office giving details of the previous 7 days operations to include:

- Lines acquired and accepted during the week.
- Prime kilometres acquired and accepted during the week.
- Infill kilometres acquired and accepted during the week.
- Chargeable time during the week.
- Timing breakdown.
- Operational/technical problems.
- Safety incidents.
- Cumulative total kilometres acquired and accepted (prime and infill).
- Cumulative chargeable time.

End of Survey to COMPANY office and COMPANY representative:

- Final total prime kilometres.
- Final total infill kilometres.
- Total chargeable time.
- Timing breakdown

2.0 QUALITY ACCEPTANCE CRITERIA

CONTRACTOR shall evaluate data quality using all available systems.

At the start of the survey all equipment must comply with all technical specifications.

At the start of each new 24 hour period:

- Daily instrument tests shall be undertaken and the results submitted to COMPANY representative for approval.
- All equipment must be in good working order.

2.1 Requirements

CONTRACTOR will undertake dynamic compass calibrations at regular periods during the acquisition phase of the survey.

CONTRACTOR will use the functionality in the Spectra and/or other Navigation Systems to calibrate the gyrocompass in place of the standard dockside technique, ascertaining a calibration value for the gyrocompass based upon an azimuth derived from two GPS antennas placed onboard the centre line of the vessel.

CONTRACTOR will undertake the DGPS and rGPS configuration checks using the integrity monitor and re-radiation techniques, respectively.

CONTRACTOR will perform the acoustic system verifications at sea using the QC functionality in the Spectra and/or other Navigation Systems.

During mobilization CONTRACTOR shall undertake the following and inform COMPANY representative of the results before sailing:

- DGPS configuration dockside check (or acceptable alternative).
- RGPS configuration dockside check (or acceptable alternative).
- Provide laser calibration results (if applicable).
- Acoustic systems verification check (if possible).
- Provide compass calibration certificates.
- Provide compass static check results (if applicable).
- Provide echo sounder draught check results.
- Provide temperature and salinity meter calibration information.
- Monthly instrument tests (if possible).
- Sample datum transformation calculation (satellite datum to local datum and vice versa).
- Two boat telemetry check (if applicable).
- Provide a list of onboard equipment spares.

When on location during streamer deployment CONTRACTOR shall provide the following:

- Streamer configuration and deployment diagrams.
- Antenna diagrams and location of any navigation reference points.
- Acoustic networks diagram.

- Printout of all survey parameters input into INS.
- Printout of all survey parameters input into the navigation post
- Processing system.
- Printout of all parameters input into binning system.
- Results of analysis of monthly instrument tests.

For details refer to the relevant sections of these specifications.

2.2 Work Not to Continue

A line or line segment will not be accepted if, on any one CMP line, there are:

- 6 or more consecutive misfires.
- 8 misfires in any 15 consecutive records.
- 12 misfire in any 100 consecutive records.
- The cumulative number of misfires shall not exceed:

- 5.0% for a line or line segment.
- 2.0% for the survey.
- No more that 3% bad traces throughout all streamers
- No more than 10% drop in fold for any one streamer
- No more than 2 adjacent bad traces
- No more than 1 bad trace of the near 6 traces
- No more than 5 traces/30 traces
- If the CONTRACTOR can demonstrate that the required fold and offset coverage specifications (e.g., due to infill or overlap from adjacent lines) are met, then COMPANY representative may waive this additional specification.

2.3 Definition of a Misfire

For details refer to the various performance specifications sub-sections.

Any one of the following shall be considered as a misfire, unless waived in writing by the COMPANY representative:

- No seismic data recorded (or incomplete record).
- No navigation data recorded (or incomplete record).
- Loss of time zero.
- No shot fired.
- Tape parity errors (manufactures definition of tolerances).
- Data extraction errors (manufactures definition of tolerances).
- Source synchronization error.
- Acquisition/recording parameters do not meet performance specification.
- Recording instruments do not meet performance specification.
- Source parameters and performance do not meet performance specification.
- Streamer parameters and performance do not meet performance specification.
- Source and streamer geometry and separations do not meet performance specification.
- In multi-cable/multi-source operations the nominal number of CMP lines is not generated, unless waived in writing by the COMPANY representative.

- Streamer noise levels exceed performance specifications.
- Streamer balance does not meet performance specification.
- Streamer depth does not meet performance specifications.
- Streamer positioning does not meet performance specifications.
- Streamer compasses do not meet performance specification.
- Number of bad streamer channels does not meet performance specifications.
- Source signature does not meet performance specification.
- Source volume does not meet performance specification.
- Source positioning does not meet performance specification.
- Air pressure does not meet performance specification.
- Source timing and/or synchronization do not meet performance specification.
- Source depth does not meet performance specification.
- Failure of source depth indicator.
- Source separations do not meet performance specification.
- Vessel primary positioning does not meet performance specification and the secondary system is in-operational at that time. Within 24 hours both systems must be operational.
- Tail buoy positioning does not meet performance specification.
- Source DGPS positioning does not meet performance specification.
- No heading information.
- Binning system not operating. As the positional data is binned in the offline, CONTRACTOR will be required to reacquire any missing coverage at their own cost.
- Failure of tail acoustic network for more than 500m unless all tail buoys are operational.

2.4 Acquisition Procedures and Minimum Line Lengths

- Twelve (12) streamers to be used except when a lesser number is required upon the joint decision of the Parties pursuant to section detailing Water Depth above.
- Line run-in distance shall be commensurate with acquiring the correct bin fill specifications.
- Guns will be fired in sufficient time prior to start of line to allow for warming up and tuning.
- In areas were Cetacean activity is of concern, a phased start up of the guns shall be implemented on the run-in to line such that output is increased progressively in sufficient time prior to start of line.
- The first shot point on a line shall be fired when the position of the near trace CMP coincides with the start co-ordinates.
- Line run outs to achieve full fold coverage are required at the end of each line.
- As far as is possible all lines shall be recorded in one pass.

The minimum acceptable line segment shall not be less than 2 streamer lengths (except for infill lines).

Unless otherwise dictated by operational constraints the maximum number of allowable line segments per line shall be:

Line length < 20km	2 segments

Line length 20-35 km	3 segments
Line length 35-50km	4 segments
Line length >50km	by agreement with COMPANY representative

- Any line re-shoot shall be recorded in the same direction as the original line.
- Infill recording shall be acquired in the same direction as the primary line.
- Line numbering convention and survey identifying numbers and characters, shall be agreed with COMPANY prior to generation of maps and pre-plots.
- Line number prefix shall be agreed by COMPANY prior to start of the Work.
- Shotpoint numbering convention shall be as follows:
- Shotpoint numbers shall increment by 1 at each shotpoint in one direction of travel, and shall decrement by 1 at each shotpoint in the reverse direction of travel.
- CONTRACTOR shall propose to COMPANY REPRESENTATIVE the directions of travel that are to be accorded the respective incrementing and decrementing shotpoint numbers.
- Shotpoint numbers on an incrementing shotpoint line shall commence at 101.
- If a line is interrupted, it shall be restarted so as to achieve an overlap of at least 10 shotpoints between the original and the re-shot line. The shotpoints on the re-shot line shall be the same locations as those on the interrupted line, and shall have the same shotpoint numbers.
- The line number will be given a suffix A for the first continuation, B for the second etc.
- Infill lines shall be given a suffix "I".
- For 2D well tie lines or cross-lines shot in more than one section, an overlap of one half the streamer length, full fold coverage, shall apply.
- Every line attempt shall be accorded a unique consecutive number regardless of whether the line is accepted or subsequently rejected.

3.0 <u>ENERGY SOURCE</u>

<u>Important</u>: In line with current industry practice, CONTRACTOR shall use a "soft start" for the energy source on all 2D and 3D lines and line segments.

3.1 <u>Source Minimum Requirements</u>

- The air pressure shall be displayed in the recording room and recorded on the seismic tape.
- Depth indicators shall be located at the front and rear of each string and shall be accurate to within +/- 0.25m.
- Near field signatures shall be recorded to seismic tape.
- Gun mask identifier (for multi-source operations) shall be recorded to seismic and navigation tapes.
- Individual guns shall be monitored by a hydrophone and/or a transducer located as close to the centre of explosion as practical.
- If recording of a far field signature is requested in the Invitation to Tender:
- A calibrated hydrophone will be utilized.
- A calibrated reference signal will be recorded.

- The depth of the field hydrophone below the geometric centre of the source will be at least 4 x source lengths.
  - Water depths below the phone will be sufficient to monitor signature and bubble events before the first seabed return is received.
- Source controller systems shall be able to:
  - Detect and display the fire time of each individual gun relative to the fire command time to an accuracy of 0.25 ms.
  - Display individual timing errors graphically.
  - Synchronize all guns within a specific time window
  - Provide alarms for:
  - Auto-firing guns
- Out of sequence firing (flip/flop)
- Single gun misfires
  - Determine the standard deviation of timing errors for each gun at each shot and display graphically.

3.2 Source Performance Specifications

A gun is considered to have misfired and will be shut down under any one of the following conditions:

- auto-firing
- significant air leak
- Synchronization more than +/-1 millisecond from time zero.

The following specifications shall govern the operation of the source(s). Individual records without these specifications shall be considered as a misfire:

- Malfunction of source controller system.
- Less than 2 depth indicators per string.
- Source depth greater than +/-1 metre from specified depth.
- Auto-firing gun(s).
- Variations or inconsistencies in signature from shot to shot.
- Peak pressure less than 90% of full array volume (subject to agreed dropouts).
- Primary/bubble ratio less than 90% of full array value (subject to agreed dropouts).
- air pressure below 90% of specified pressure
- Loss of time break.

3.3 Source QC Check and Tests

The following checks shall be undertaken prior to start of survey and at any other time at COMPANY representative's request:

- Calibration of depth indicators.
- Signature evaluation using seismic QC and/or processing systems.
- Verification of delay between start of record and field time break.
- Verification that record length and speed are compatible with source re-cycle times.
- Measurement of towing ropes, wires and chains.
- Correct operation of source mask (flip/flop) identifier using single trace recorder or seismic QC system.

- Verification of in-line source to near trace offset.
- verification of the rGPS functionally and integrity

4.0 SEISMIC STREAMERS

4.1 Streamers Minimum Requirements

- The streamer skin shall be suitable for the area of operation.
- Towing speed shall be no greater than 5.0 knots (through the water).
- Initial balancing shall be undertaken in the area of operations, with depth controllers and modules in place and the vessel at survey speed (nominally 5.0 knots), until the streamer is neutrally buoyant at the specified depth.
- Each streamer shall be balanced and configured such that each responds in a similar manner to variations in vessel speed.
- Depth controllers shall be spaced not more than 300m apart.
- Depth controllers shall be fitted with depth indicators.

4.2 Streamers Performance Specifications

At the start of the survey and at each new streamer deployment following a port call, the streamer specifications shall be according to the conditions set down bellow.

Work will not continue if the same four traces per streamer have been bad for more than 72 hours.

The following specifications shall govern the operation of the streamer(s). Individual records without these specifications shall be considered as a misfire:

- at the start of, or during, a line the maximum number of bad traces per streamer shall not exceed:
- 3 randomly distributed in any 120.
- 5 randomly distributed in any 200.
- 6 randomly distributed in any 240.
- The near trace shall always be operational.
- There shall be no more than 2 adjacent bad traces.
- average streamer depth shall not vary by the tolerances stated below
- Maximum distance between depth indicators shall not exceed 600m.

Streamer Depth Tolerances

a) For any depth sensor on the active streamer the following tolerance shall apply:
± 0.5m averaged per depth sensor over all the shots acquired in one 10 kilometre line segment. This specification intends to prevent depth settings errors or systematic depth variations. This may be relaxed to ± 1.0m for the first depth sensor on the active streamer.

b) For two adjacent depth sensors or more on the active streamer the following tolerance apply:
± 1.0m for any 32 consecutive shots, or for 10% of the total number of shots acquired in one sail line sequence.

Depending on the results after QC processing, it may be possible to edit only the affected trace range. Data from the affected traces should be edited after pre-processing.
For multi-streamer operations, average noise levels on any streamer shall not exceed the average noise on any other streamer by more than 15%.

4.2.1 Bad Trace Definitions

- Any hydrophone within a group is reversed polarity (see Section 4.3)
- Sensitivity down by more than 3db from manufacturer's specifications
- Streamer noise exceeds the limits defined in Section 4.2.2.
- Trace is dead, spiking or wild.
- Signal is distorted or out of phase by more than 30 degrees or 1ms.

4.2.2 Streamer Noise Definitions

Streamer noise will be given in microbars RMS and measured over the full recording cycle with recording filters and with the streamer at the specified tow depth.

Ambient noise levels shall not exceed:

- 10 μbar for first three groups on streamer
- 7 μbar at groups near birds, acoustic units and last group
- 5 μbar elsewhere noise to be measured from 8 seconds of data and through 4 to 125 Hz filters.

The following guidelines may be used for determination of acceptable levels of coherent noise and swell noise but will depend on geophysical objectives. Whenever possible the use of onboard processing/QC systems should be used to further evaluate the effects of noise on the data. In any case the final decision will rest with COMPANY in consultation with its representative.

Swell noise

Noise of up to 25 microbars can be tolerated if appearing on less than 5% of the traces in shot records on any line and is less than 2 seconds in duration.

Acceptable levels of swell noise should be decided after a review of the QC processing and, where required, evaluation following swell noise suppression and other noise rejection processes. Evaluation shall be based on the analysis of signal-to-noise requirements at target level by on-board QC processing, such to be judged using on-board processed shot records, difference records, QC-stacks, QC-migrated stacks and RMS cubes as defined in 2.14. The analysis will be performed when operating conditions are becoming critical. The results will

be sent in electronic form to COMPANY's Technical Dept. headquarters, for their evaluation.

Further if, in the opinion of the COMPANY's representative, data acquired at the nominal streamer depth is likely to be rejected due to excess noise then the streamer depth shall be increased by 1m subject to approval of COMPANY's Technical Dept. headquarters. In this case the acceptance criteria above shall continue to apply. All logs will clearly highlight any lines acquired with deeper streamers.

In case of dispute, COMPANY reserves the right to mark and treat as bad any traces if the unfiltered RMS noise level averaged over one sequence, exceeds 5 micro bars RMS measured through an 4 Hz, 18 dB/octave low cut filter.

Coherent noise

Coherent noise shall be assessed according to the following:

- Amplitude of the interfering signal.
- Duration of the noise.
- Repetition and synchronization of the interference.
- Moveout of the interference.

Constant interference up to 10 microbars will only be tolerated up to a maximum duration of 4 seconds.

The onboard processing system will be used to quantify the effects of interference on the data giving due consideration to geophysical objectives on the 0 – 10.0 sec time window.

The following general rule is intended as a guideline only which may be used for determination of appropriate levels of coherent noise by the onboard QC processing system. RMS Levels higher than the values in the table below may be acceptable based on that evaluation.

As a general rule, coherent noise should not exceed the following limits for 12.5 metre group.

Noise coming from astern of the streamer	
Moveout	Max. Noise µbar RMS
More than 300 ms/Km	28 µbar
150-300 ms/Km	14 µbar
0-150 ms/Km	6 µbar

Noise coming from ahead of the streamer	
Moveout	Max. Noise µbar RMS
More than 500 ms/Km	28 µbar
400-500 ms/Km	14 µbar
0-400 ms/Km	6 µbar

Note: Coherent noise sources should be identified and logged. Action should be taken to ensure shot to hot timing differentials of the noise exceed 500msec.

Noise coming from the beam (or side) can be particularly harmful and difficult to deal with in processing. In general terms only low levels of interference from the beam may be tolerated for short durations within a record. In these situations, the use of onboard QC processing systems are necessary, to fully evaluate the effects on the data.

4.2.3 Streamer Feathering

Streamer feathering angles may be computed from compass data or from tail buoy radio/RGPS data.

Maximum streamer feathering shall be:

For 2D tie lines: <5 degrees

In severe tidal regimes or in unpredictable currents COMPANY representative may relax the above limits.

CONTRACTOR shall pay due attention to the effects of tidal streams and/or currents on streamer feathering and shall make every effort to match adjacent line feathering angles to minimize infill.

CONTRACTOR shall use all available published information, including any information provided by COMPANY, to predict the feathering.

4.3 Streamers QC Checks and Test

Trace polarity shall be in accordance with SEG convention namely a compression wave shall produce a negative number on tape, downward deflection on camera monitor and a white trough on the trace recorder.

Streamer sensitivity, electrical resistance, crossfeed and insulation will be verified at the beginning of each line or at any time if requested by COMPANY representative. Streamer sensitivity shall be evaluated from a series of fixed gain displays.

Streamer noise tests shall be undertaken on the run in and at the end of every line and recorded on the production tape. A reference signal shall also be recorded on an auxiliary channel. During noise tests:

- The vessel shall be at survey speed (nominally 4.0-5.0 knots).
- The recording settings will be as per the specified acquisition parameters.
- The streamer will be at the specified depth.

The source to near trace in-line offset will be verified at the start of each line by using water-break phones or acoustic devices or any other reliable method. A change in linear source to near trace offset of more than half group length from the mean shall be investigated and remedied.

4.4 Streamers Spares

For single and dual streamer operations:

Lead In Section	1
Stretch Sections	200%
Active Sections	50%
In water electronics *	50%
Tail buoy vehicle	1

For 3 or more streamer operations:

Lead In Section	2
Stretch Sections	200%
Active Sections	1 complete streamer
In water electronics *	1 complete streamer
Tail buoy vehicle	2

* To include compasses, controllers, modules, acoustics

5.0 RECORDING SYSTEMS

5.1 Recording System Minimum Requirements

- The equipment shall be calibrated and meet manufacturers specifications.
- Polarity shall be in accordance with SEG convention (see Section 4.3 for definition).
- Near trace single channel electrostatic plots shall be produced for every line.
- Only new recording media shall be used. Acceptable media includes IBM 3592 compatible cartridges. Digital format: Demultiplexed SEG-D (8048 Code or higher)
- There shall be a density identification burst at the beginning of each tape.
- No data will be recorded after the end of tape marker.
- The last record on each tape shall be followed by a double EOF.
- A read after write test shall be operated continuously during recording to verify data integrity.
- The seismic channels shall be displayed on oscilloscopes.
- There shall be one oscilloscope per streamer.
- The source mask flag must be derived independently from the field file or shotpoint numbering system in use i.e. from an analogue of the array that actually fired.
- Instrument cycle times must be appropriate for the shot interval, record length and vessel speed in use.

5.2 Recording System Performance Specifications

The following specifications shall govern the operation of the recording system. Individual records without these specifications shall be considered as a misfire:

- Loss of time zero.
- Tape parity errors (manufactures definition of tolerances).
- Data extraction errors (manufactures definition of tolerances).
- Loss of synchronization between field time break and start of data.
- Loss of more than 3 adjacent channels.
- Performance below manufacturer's specifications.
- No data recorded.
- Incomplete record.

5.3 Recording Instruments QC Checks and Tests

Instrument tests will be performed in accordance with manufacturers' recommendations and/or CONTRACTOR'S procedures approved by COMPANY and will comprise the following:

- Daily Tests.
- Monthly Tests.

Monthly tests shall comprise, but not be limited to, the following:

- Preamplifier calibration.
- Amplifier RMS noise and DC offset.
- Equivalent input noise and offset referenced to 1 microvolt (with and without low cut filter).
- Hydrophone group sensitivity.
- Filter impulse response.
- Harmonic distortion.
- Cross feed checks.
- Dynamic range determination.

Daily tests shall comprise, but not be limited to, the following:

- Dynamic range determination.
- Equivalent input noise and offset referenced to 1 microvolt (with and without low cut filter).
- Streamer continuity and leakage test.
- Amplifier RMS noise and DC offset.

Daily tests shall not be recorded on the production tape.

Monthly tests shall be processed by CONTRACTOR either onboard the vessel or at CONTRACTOR'S office or at an independent facility nominated by COMPANY.

If equipment does not meet manufacturer's specifications, the deficiencies will be corrected if they fall below contractual requirement.

A set of monthly tests shall be undertaken following any software and/or hardware changes.

A polarity check shall be made at the start of the survey and whenever a streamer section is replaced.

Polarity may be determined by a tap test or evaluation of first break arrivals (if feasible).

Multi-channel camera records shall be taken every 1 kilometre.

Each reel or cartridge shall be clearly labelled and show the following:

- Survey name.
- COMPANY name.
- Line name.
- File range.
- Shot point range.
- Line status.

6.0 INTEGRATED NAVIGATION SYSTEM (INS)

6.1 INS Minimum Requirements

The system shall be able to determine in real time the location of the following:

- Vessel.
- Active buoys.
- Sources.
- Streamer tows points and/or head.
- Seismic traces.

By integration of radio and satellite positioning data, acoustic data, optical laser data, streamer compass data and gyro compass data at the same instant in time. Where time de-skewing is required to correct for age of data, this should be kept to a minimum.

The system shall be able to:

- Interface positioning data from satellite systems and radio systems operating in either range/range, hyperbolic or range/bearing mode.
- Record up to 20 lines of position and use up to 10 lines of position in a single computation, using a least squares solution, for both vessel and tail buoys.
- Compute and display in real time residual range values for each LOP.
- Mix LOP's from multiple interfaced systems in a single computation.
- Compute and display in real time, position differences between primary, secondary and tertiary systems (to include radio and satellite systems).
- Compute and display in real time LOP geometry and the standard deviation of the least squares solutions.
- Compute and display in real time streamer separation distances for the head, middle and tail sections.
- Compute and display in real time tail buoy separations.

- Compute and display in-line and cross-line streamer to tail buoy misclosure distances.
- Navigate between 2 points in either great circle or grid straight-line mode.
- Undertake seven parameter datum transformation calculations.
- Compute survey line pre-plots.
- Display vessel progress along each survey line to include speed and distance off-line.
- Compute and display co-ordinates in either geographic or rectangular co-ordinate systems referenced to the specified survey datum, spheroid and projection.
- Generate an unambiguous remote display to facilitate steering of the vessel along the survey line.
- Determine/utilize velocity of sound in water values determined from temperature and salinity readings for computations relating to acoustics data.
- Determine radio system C-O values from baseline crossing computations.
- Determine radio system C-O values from rig transit computations.
- Produce end of line QC plots in the form of histograms, scatter grams and time series plots for each system used for positioning and for each computation made by the INS, for end of line statistical analysis.
- Generate shotpoint closures in either time or distance mode.

The system shall also compute and provide plots of systematic compass biases and statistical analysis of compass performance in the form of standard deviations and delta standard deviations for each compass on each line.

6.2 Binning Display Minimum Requirements

Coverage build up shall be determined by calculating the mid-point position of each trace and assigning it to the bin in which the midpoint falls.

The binning or trace contribution display, may be a sub-system of the INS or stand-alone system. In either case the system shall operate in real time and have the following options:

- Non-duplicated offset display.
- Multi m streamer/multi m source and dual vessel capabilities.
- Flexibility to compute the CMP positions using either all available positioning information or selected information only.
- High definition display showing streamers and tail buoy separations with hard copy facility for each offset segment and for the entire offset range.
- Flexibility to apply a fixed value expansion per offset segment or to apply a linear expansion from near trace to far trace.
- Displays and hard copies showing the effects on coverage from bin expansion.
- The option to "un-bin" data that may be subsequently rejected.

Where positioning data is processed onboard, the system shall have the option to utilize the processed P1 data for further evaluation of coverage.

A remote display shall be located on the bridge.

6.3 INS Recording Requirements

The system shall record to magnetic 9-track tape (IBM 3592) all raw positioning and sensor data in UKOOA P2/94 format (other formats require COMPANY approval).

As minimum at each shot the following parameters shall be recorded:

- Time (GMT).
- Shot number.
- All raw positioning data for all systems and sensors (radio, satellite, laser, acoustics, tail buoys /Source DGPS, compasses).
- Primary position.
- Secondary position.
- Number of GPS SV's and ID's used with elevations.
- GPS HDOP and PDOP values.
- Standard deviation of the least squares position for primary system.
- Standard deviation of the least squares position for secondary system.
- The 95% 2 dimensional horizontal error ellipse for the various nodes as specified in Section 7.
- Tail buoy and Source DGPS positions.
- Standard deviation of the least squares position for tail buoys and Source DGPS.
- Gyro heading.
- Water depth.

All C-O's, delays, propagation velocity factors shall be input into the INS software not the mobiles.

Before the start of line a special file containing all initialization parameters shall be recorded containing:

- Spheroid/datum parameters.
- Projection parameters.
- Radio positioning station locations (if required).
- C-O corrections to apply.
- Compass ID and locations.
- Acoustic responder locations.
- All antenna and other fixed offsets.

6.4 INS Filtering

Where any form of filtering is applied to raw sensor data, the minimum filter value that is consistent with non-erratic navigation shall be selected. In any case all raw unfiltered data shall be retained and recorded as specified. COMPANY representative shall be informed regarding the application of smoothing filters.

7.0 POSITIONING

CONTRACTOR shall verify all geodetic parameters, station co-ordinates and datum transformation parameters to be used for the work and shall ensure that these are correct and appropriate for the area of operation.

CONTRACTOR shall provide the necessary onboard positioning and navigation quality control computers to achieve the specified accuracies and tolerances.

7.1 General Accuracy Specifications

Accuracy of the positioning for each node in the survey network (where a node is defined as a point in the survey to which/from which observations are taken) shall be determined by a measure of the precision and reliability of the data and its effect on shot point spacing, speed, track, cross course deviation and relative position.

The survey network shall contain sufficient redundant observations to enable biases to be determined to an adequate level. Ideally there should be at least 30% redundant observations evenly spread such that the survey network contains no uncontrolled observations.

Where more than one system is used to position a node, the radial difference in position shall not be more than 5 meters for surface nodes and not more than +/-1.5 meters for in water nodes relative to the vessel.

The objectives for position accuracy (i.e. the maximum upper limit of variation) for the various nodes are as follows:

Vessel	+/- 5 meters
Sources	+/- 3 meters relative to the vessel
Near trace	+/- 3 meters relative to the vessel
Far trace	+/- 8 meters relative to tail buoys
Tail buoys	+/- 10 meters relative to vessel

7.2 Radio Positioning (N/A)

7.3 DGPS Positioning

Any Differential Global Positioning System supplied by CONTRACTOR shall have an acceptable proven Q.C. system.

Statistical testing utilizing the F-test and W-test shall be carried out for each position fix to identify and eliminate systematic bias errors and range outliers.

The standard error ellipse of the 2-dimensional position shall be used as the basis for acceptance.

For vessel positioning, the semi-major axis of the posterior horizontal error ellipse shall not exceed 5 meters for at least 90% of shot points on a line and shall not exceed 7 meters for more than 5% of shotpoints on a line.

The largest marginally detectable error (MDE) shall not cause a horizontal movement of more than 5 meters.

For tail buoy and Source DGPS systems the semi-major axis of the 95% posterior error ellipse shall not exceed 8 meters for at least 90% of shotpoints on a line.

Computation update rates shall be better than 3 seconds.

7.3.1 DGPS Network Minimum Requirements

A minimum of 2 reference stations shall be continuously monitored from the mobile site.

Reference stations and mobile station shall monitor the same satellite constellation.

There shall be at least one monitoring station that shall be continuously manned (such monitoring station may be located at a reference station or central hub).

Spares complement for each reference station and monitor station shall provide adequate redundancy within the system so as to ensure that the final solution is not compromised.

Spares complement at the mobile installation shall be 100% to include receivers, antennas, cabling, power supply and computer hardware and software.

Transmission formats shall adhere to recognized standards e.g. RTCM-104.

Distances from the survey area to individual reference stations should be kept to a minimum.

Maximum distances from reference stations to survey area shall not be more than:

- 1200 Km for satellite transmission systems.
- 700 Km for low frequency transmission systems.
- 500 Km for medium frequency transmission systems.
- 100 Km for ultra high frequency transmission systems.

Satellite prediction software with latest updated almanac shall be available throughout the survey. Such software shall be used to plan operations and identify any poor coverage windows.

CONTRACTOR or its sub-contractor shall make every effort to verify there are no additional users of equipment, operating in or near to the survey area, which transmit on a frequency or frequencies, likely to impair the performance of the system.

7.3.2 DGPS Performance Specifications

The following specifications shall govern the operation of the DGPS. Individual records without these specifications shall be considered as a misfire:

For vessel positioning:

- The semi-major axis of the 95% posterior 2-dimensional error ellipse exceeds 5 meters.
- A minimum of 5 satellite vehicles shall be used to compute the position.
- 4 satellites may be used with height aiding subject to the height aiding criteria in Section 7.3.3.
- Positions derived by each reference station shall agree to within +/-2 meters in easting and +/-2 meters in northing (3 meters radial) of each other.
- Work shall cease if differential corrections are not received or updated for more than 20 seconds.
- Minimum Elevation mask shall be 5 degrees.
- HDOP shall be 3 or less.
- PDOP shall be 4 or less.
- Whenever possible the maximum available number of healthy satellites that meet minimum elevation criteria shall be used in any computation.
- A multiple reference station derived position may be used subject to the above requirements and to those contained in Section 7.3.1.
- For tail buoy /Source DGPS positioning:
- The semi-major axis of the 95% posterior 2-dimensional error ellipse exceeds 8 meters.
- A minimum of 4 satellite vehicles shall be used to compute the position.
- 3 satellites may be used with height aiding subject to the height aiding criteria in Section 7.3.3.
- Minimum Elevation mask shall be 5 degrees.
- HDOP shall be 3 or less.
- PDOP shall be 4 or less.

(For RGPS operations the above DOP values may be relaxed).

7.3.3 Height Aiding

Height aiding may be used with the agreement of the Company Representative.

7.3.4 DGPS Requirements (*)

(*) See section 2.1 above

(*) CONTRACTOR will undertake the DGPS and RGPS configuration checks using the integrity monitor and re-radiation techniques, respectively.

7.3.5 DGPS QC Checks and Tests

As a matter of routine monitor station information concerning status and health of all satellites shall be continuously available and monitored.

Internally generated quality control indicators such as HDOP, GDOP, PDOP, VDOP shall be continuously available and monitored.

Other checks may include:

- Comparison with positions derived by other positioning system.
- Rig and platform transits.

7.4 Active Buoys

Each buoy shall be positioned using an independent radio or GPS positioning system. Positions may be absolute or relative to the vessel.

Depending on the system used, the requirements and specifications as detailed in either Section 7.2 or 7.3 shall apply

7.4.1 Active Buoy Minimum Requirements

One active buoy shall be located at the tail of each streamer.

One active buoy shall be located near the source(s) to supplement the front-end acoustic data.

Active buoy electronics spares complement shall be 50%.

7.4.2 Active Buoy Performance Specifications

Tail buoys
Acceptable data (see Sections 7.2 or 7.3) shall be recorded at the tail of each streamer on 85% of records on a line.

All tail buoys are required to be operational at all times when there is no tail acoustic network.

Failure of a single tail buoy, for three streamer operations, and up to two tail buoys for four or more streamer operations, may be allowed for a maximum of 48 hours at the discretion of COMPANY representative provided that the accuracy requirements for positioning of the far nodes, as detailed in Section 7.5, are complied with and subject to the following considerations:

- Reliability and consistency of data from remaining operational buoys.
- Reliability of tail acoustic network.
- Volume of tail buoy data acquired to date and consistency of magnitude and direction of misclosures.

Source DGPS
Acceptable data (see Sections 7.2 or 7.3) shall be recorded from all Source DGPS for 85% of shots on a line.

Failure of any Source DGPS may be allowed at the discretion of COMPANY representative subject to the following considerations:

- Reliability and consistency of acoustic and/or laser data used to position source and streamers.

- Added benefit and stabilizing effect from Source DGPS data in determining source and streamer locations.

7.4.3 Active Buoy Requirement during Mobilization (*)

(*) See section 2.1 above

On location during the initial deployment, each buoy shall be deployed and its position as determined by the following shall be compared:

- RGPS and/or Radio System.
- Acoustics.

Positions shall agree to within 3 meters relative to each other.

7.4.4 Active Buoy QC Checks and Tests

In addition to the above, other checks shall include:

- Comparison with positions derived by other positioning systems.
- Rig and platform transits.
- Baseline crossings.

7.5 Acoustic Positioning (*)

The head of each streamer and each source will be positioned at each shotpoint using an acceptable acoustic network capable of positioning each source array and each streamer near trace to an accuracy of +/-3 meters relative to the vessel. The level of redundancy will be sufficient to provide an effective statistically adjusted network.

The locations of all acoustic responders shall be accurately determined relative to each other and relative to streamer traces and individual gun locations. Once a location has been determined it shall not be changed.

In the case of failure of the front acoustic system(s), CONTRACTOR will not be allowed to continue using laser and/or Source DGPS data alone.

In the case of failure of the laser system, CONTRACTOR may be allowed to continue using acoustic and Source DGPS data only up to the positioning tolerance is exceeded.

In the case of failure of the Source DGPS system, CONTRACTOR may be allowed to continue using acoustic and laser data only up to the positioning tolerance is exceeded.

In the case of failure of both the Source DGPS and laser systems, CONTRACTOR may be allowed to complete the current line only, at the discretion of COMPANY onboard representative.

The 95% *a posteriori* horizontal error ellipse of the 2-dimensional position shall be used as the basis for acceptance.

For acoustic systems the semi-major axis of the 95% *a posteriori* 2-dimensional horizontal error ellipse shall not exceed 4 meters at each node, for more than 15% of shot points on a line for front end networks and shall not exceed 6 meters at each node for more than 15% of shot points on a line for tail end networks.

7.5.1 **Acoustics Systems Minimum Requirements**

CONTRACTOR shall demonstrate the effects of missing ranges on position accuracy so that those ranges that have the greatest impact on network stability (referred to as major contributory ranges) may be identified.

At least one acoustic system shall be utilized to position each source and streamer head relative to the vessel and to determine source and streamer separations.

At least one acoustic system shall be used to determine streamer separations at the centre of each streamer.

At least one acoustic system shall be used to position the tail of the streamers relative to the active buoys and to determine streamer separations at the tail.

One acoustic unit shall be located on each active buoy (head and/or tail).

Acoustics systems shall be able to operate properly in the conditions expected during the survey with particular reference to water depths, tides, currents and temperature/salinity changes.

The geometry of each network shall be sufficient so as to provide the required accuracy.

All raw acoustic data shall be recorded on the positioning tape.

A spare unit shall be located at the head of each streamer not more than 100 meters from each other.

A method by which velocity of sound in water can be accurately determined (either by a calibrated hand held or hull mounted device) shall be available.

Velocity of sound in water readings shall be taken weekly or more frequently if necessary.

7.5.2 **Acoustics Systems Performance Specifications**

The following specifications shall govern the operation of the acoustics. Individual records without these specifications shall be considered as a misfire:

- Failure of any major contributory range (unless the effects of such loss can be minimized by the use of, for example, laser data).
- Any range shall be considered bad if more than 50% of range data (for networks with sufficient redundancy) or 30% of range data (for networks with no redundancy) are outside a 3-metre window centre on the nominal range.
- Failure of the acoustic system on one streamer for more than 20 consecutive shots (unless supplemented by laser data or that it can be demonstrated there were no variations in the streamer feather or sudden heading changes during the period).

7.5.3 **Acoustics Systems Requirements during Mobilization** (See 7.4.4)

In addition, all acoustic units should be checked over a known baseline whilst the vessel is stationary at the quayside or at sea using a live section as the baseline.

7.5.4 **Acoustics Systems QC Checks and Tests**

The checks outlined in 7.4.4 should be undertaken whenever possible.

Baselines formed by responders located on a single streamer within 50 meters of each other, should be monitored to provide additional QC checks.

7.6 Laser Range and Bearing Systems

Not applicable.

7.7 Streamers Compasses

7.7.1 **Streamers Compasses Minimum Requirements**

Where any form of filtering or smoothing is applied to raw compass data, the minimum filter value that is consistent with non-erratic performance shall be selected. In any case all raw unfiltered data shall be retained and recorded as specified. COMPANY representative shall be informed regarding the application of smoothing filters.

Any dynamically derived residual bias shall not be applied to any compass unit during acquisition unless specifically requested by COMPANY in writing.

The latest value of magnetic declination (horizontal intensity) to be used initially shall be obtained from either latest IGRF published tables or from a recognized magnetic observatory, and validated on location.

Streamer rotation angles shall be closely monitored in order to determine whether any consistent rotation exists between streamer and tail buoy. Any resulting correction to the magnetic declination should be made only after a representative data set has been acquired (at least 10 lines in each direction) and after consultation with COMPANY representative.

Where any subsequent correction to the magnetic declination is made, previously acquired data shall be re-computed and new P1/90 tapes generated. In addition, all data shall be re-binned using the revised declination and new coverage plots produced.

CONTRACTOR shall obtain details of magnetic storm warnings from a recognized magnetic observatory and relay such data to the survey vessel. COMPANY may reject data that is acquired during magnetic storms if tail buoy positioning is sub-standard.

Streamer compass location diagrams, to include compass serial numbers, shall be provided during the initial deployment during mobilization and whenever a compass unit is changed.

- Spare compasses shall be located within 100 meters of each other both at the head and tail of each streamer.
- Manufacturers quoted resolution shall be 0.3 degrees or better.
- Manufacturers quoted accuracy shall be 0.5 degrees or better.
- All compasses including spares shall be verified prior to mobilization as detailed in Section 7.7.4.
- There shall always be one operational compass at the head of each streamer.
- There shall always be one operational compass at the tail of each streamer.
- Operational compasses shall be equally spaced along each streamer at a maximum distance of 300 meters apart.
- Compass configurations shall be the same for all streamers.

7.7.2 Streamers Compasses Performance Specification

The following specifications shall govern the operation of the compasses. Individual records out with these specifications shall be considered as a misfire:

- Failure of the head or tail compass (unless there is an operational spare within 100 meters).
- The maximum distance between operational compasses is more than 600m.
- The maximum number of bad compasses (excluding spare units at the head and tail) shall not be more than 2 per streamer.

7.7.3 Bad Compass Definition

A compass shall be considered bad under any one of the following conditions:

- With minimum filtering applied the delta standard deviation (DSD) for any compass shall not exceed 0.7 degrees.
- Data is not received or logged for more than 20 consecutive shots.
- Data does not update for more than 20 consecutive shots.
- Average of the absolute differences between successive headings over any 20 shots exceeds 0.5 degrees.
- Compasses with a residual dynamic bias of more than 1.0 degree (or 1.5 degree for head and tail compasses).

7.7.4 **Streamers Compass Requirements During Mobilization (*)**

(*) See section 2.1

7.7.5 **Streamers Compasses QC Checks and Tests**

Individual dynamically derived residual bias shall be continuously computed and monitored.

Analysis of the rotational misclosures shall be undertaken throughout the survey to identify localized magnetic anomaly effects and/or magnetic storms. CONTRACTOR shall maintain a record of rotational misclosures.

8.0 LAYBACKS AND GEOMETRY

The distance between the navigation antenna (or navigation reference point), the centre of each source array and the near groups in each streamer will be physically measured prior to the start of the survey and recorded on navigation and observer logs and/or covering sheets.

The geometry of the layout shall be continuously checked and the measurements from the independent systems shall be compared. Particular attention must be paid to the geometry following each new streamer deployment.

When the required geometry has been established, towing wires and chains shall be marked to ensure the geometry remains the same following each deployment.

8.1 Geometry Tolerances

The following source and streamer separation tolerances shall apply throughout the survey (*):

A mean separation over any single line of +/- 5% of nominal separation and/or any instantaneous separation of +/- 10% of nominal for the following:

- Streamer front-end separations.
- Source centre separations.
- Sub-array separations.
- Centre source to streamer separations.

(*) Unless such variations are a result of tides and/or currents influencing towing characteristics.

A mean separation over any single line of +/- 10% of nominal separation and/or any instantaneous separation of +/- 20% of nominal for:

- Streamer tail end separations.

Unless such variations is a result of tides and/or currents influencing towing characteristics.

Near trace offset (i.e. the linear distance between centre source and centre near trace) shall not vary by more than +/- 0.5 group length unless such variation is as a result of tides and/or currents influencing towing characteristics.

8.2 Geometry Checks and Node Locations

During mobilization the following components shall be accurately measured and documented:

Streamer tail end:

- Stretch sections.
- Tail buoy ropes.
- Towing chains and bridles.
- Locations of acoustic responders relative to streamer groups.

Streamer front end:

- Lead in.
- Stretch sections.
- Any cable or rope connecting streamer to paravane.
- Locations of acoustic responders relative to streamer groups.
- Locations of laser prisms relative to streamer groups or acoustic responders.

Source:

- Gun locations and distances.
- Float chains and inter-connecting chains.
- Locations of acoustic responders relative to individual guns.
- Locations of laser prisms relative to individual guns or acoustic responders.

9.0 ANCILLARY EQUIPMENT

9.1 Gyro Compass Minimum Requirements (*)

(*) See section 2.1

9.2 Single Trace Recorder Minimum Requirements

As minimum, CONTRACTOR shall provide a method for displaying near trace data throughout the survey. Such system shall be able to be used to assist in the detection of source out of sequence firing in multi-source operations.

CONTRACTOR may propose an alternative to a near trace recorder. Any proposed alternative is to be agreed by COMPANY.

Failure of the near trace recorder (or acceptable alternative) for more than 1 kilometre will not be allowed.

Paper monitors shall be clearly annotated with date and line number and have a fix mark generated every kilometre against which the shot number shall be recorded.

9.3 Shot Record Monitor Minimum Requirements

CONTRACTOR shall provide a means for monitoring and displaying all seismic channels from which dead, weak, or otherwise bad or noisy channels may be identified and the level of noise quantified.

Such system may be an electrostatic camera monitor.

CONTRACTOR may propose an alternative to an electrostatic camera monitor. Any proposed alternative is to be agreed by COMPANY.

Records shall be annotated with date, line number and shot number and shall be taken at the beginning and end of each line (as specified in 4.3) and at intervals of 1 kilometre or as requested by COMPANY representative.

9.4 Fathometer Minimum Requirements

A dual frequency digital Fathometer shall be available throughout the survey.

The unit will be calibrated in accordance with manufacturer's specifications.

The unit will be having a fixed sound velocity of 1500 m/s entered and the data will be adjusted during processing for velocity of sound in water variations.

Fathometer readings will be draft compensated (i.e. referenced to sea surface).

Every opportunity will be taken throughout the course of the survey to verify Fathometer accuracy during port calls and/or when crossing well locations.

Paper monitors shall be clearly annotated with date and line number and have a fix mark generated every kilometre against which the shot number shall be recorded.

A diagram showing location of Fathometer transducer relative to the primary antenna or navigation reference point shall be provided.

9.5 Temperature and Salinity Meter Minimum Requirements

A properly calibrated and working temperature and salinity meter shall be available throughout the survey to determine a velocity of sound in water for use with all acoustic devices.

The unit may be hand held or a permanent installation.

Readings will be taken weekly, or more frequently if deemed necessary, to at least streamer depth.

CONTRACTOR shall define and COMPANY will approve the procedures and formulae to be used for determination of velocity.

10.0 POST SURVEY MINIMUM REQUIREMENTS

10.1 Deliverables

CONTRACTOR shall provide the following on completion of the survey. Unless specified herein, time scales for delivery shall be agreed between COMPANY and CONTRACTOR prior to the work.

All digital media shall be providing, within 14 days from the date of demobilization, in CD-Rom or DVD and with the following formats:

CONTRACTOR shall provide four sets of copies, A, B, C (10.1.1) and D (10.1.2).

10.1.1 Copy A, B and C

Each copy, send in different shipments (address to be confirmed), shall contain Positioning and seismic data with the following specifications

Positioning Data Deliverables:

- All field raw positioning data tapes in **UKOOA P2/94** format.
- All field final positioning data tapes in **UKOOA P1/90** format.

Final reproducible base maps in digital format, of either antenna, source or near trace CMP positions at a scale of either 1:25,000 or 1:50,000 as requested by COMPANY.

Seismic Data Deliverables:

CONTRACTOR shall provide a total of 4 copies of the data.

Three copies, A, B and C shall be provided by CONTRACTOR with the following specifications:

- New and un-used magnetic cartridges devices type **IBM 3592**.
- **Polarity** as recommended by **SEG**
- Digital format: **SEG-D Demultiplexed** format according with the SEG standard. **Code: 8048** (32-bit floating point) or higher.
- For clarity, Copy C will be produced from a copy of one of the two original sets. This will be done onshore with the time scale for delivery to be mutually agreed between COMPANY and CONTRACTOR. This is considered an additional deliverable, please refer to Appendix 3, Item 18.

Attached Documents (*):

Final acquisition report (word/pdf)
Any relevant document for the merge process such as maps (water bottom map, position map, final fold map), far field signature (segy or ascii formats), Time RMS velocity field or Depth model from field pre-processing or previous processing (Seg-Y), Geographic projection information, brute stacks, RMS plots, observer logs and loading, etc.

10.1.2 Copy D: Processing Centre:

- New and un-used **USB hard disk** or magnetic cartridges devices type **IBM 3592**. To be decided.
- **Polarity** as recommended by **SEG**
- Digital format: **SEG-Y** with the navigation merged format according with the SEG standard.
- Document attached (*) as copy A, B and C.

10.1.3 Final Acquisition Report :

Delivered to the Geophysical operation department of the company

10.2 Position Post Processing

CONTRACTOR shall process all positioning data onboard the survey vessel to provide unambiguous positions of source and streamer locations in UKOOA P1/90 format from the recorded raw data. Full quality control and processing of all positioning data is required.

COMPANY will require CONTRACTOR to undertake additional QC as necessary at CONTRACTORS offices onshore, on lines which have been identified as being problematic, by either CONTRACTOR'S personnel or COMPANY'S representatives.

CONTRACTOR will provide a full description of the equipment and algorithms used for the post plotting of all radio navigation and positioning data, together with a description of the quality control procedures for each phase of the processing.

CONTRACTOR will provide a comprehensive report on the positioning post processing to include the following:

- Details of equipment used for positioning of all nodes
- Geodetic and projection parameters
- Satellite datum to local datum parameter shift constants
- Radio station co-ordinate locations
- Calibration results and C-O's applied
- Location and offset diagrams for antennae, acoustic nodes, laser prisms, compasses and active buoys.

For each system at each node:

- o Differences between raw and processed data
- o Range data C-O's (where C is the nominal range).
- o Standard deviation of the observed range.
- o Level of filtering and smoothing applied.
- o De-spike filtering applied.
- o Methods used for network adjustments.
- o Primary/secondary systems comparison plots.
- o Range residual plots for each node.
- o Streamer rotations applied (magnitude, direction and method of application).
- o Statement as to predicted precision and accuracy of results.
- o Statistical graphs and plots.

Item / Clause No.	CONTRACTOR Qualification	CONTRACTOR Drafting Proposal	
Schedule 7, Quality Control Standards, 2.1 Requirements	Please refer to PGS' Policy on Pre-Survey Calibrations and Verifications	**Pre-Survey Calibrations and Verifications** PGS has demonstrated that many of the traditional pre-survey in-port calibrations and verifications can be replaced by routines performed in the field. Introduction of new sensor systems and developments in the computation techniques has made most of the traditional in-port calibrations redundant. PGS operate a system of real-time verification of most systems, performed through analysis of the data from the adjustment of the integrated network. This method is made possible by the large positioning networks used with high levels of redundancy and allows mobilisation of the vessel at sea without the need for time-consuming in-port verifications in most cases. To recap the status of each of the main sensor systems: **DGPS** systems are verified through comparison of the derived positions. Differences in position fixes based on the correction signals from the various reference stations are monitored within each system. Furthermore, the difference between the positions derived from the two DGPS systems is examined on a continuous basis. The two systems have been chosen to be as different as possible, i.e. different correction types (global orbit and clock corrections vs. pseudo range corrections from local reference stations), different receiver type, different satellite link for differential corrections and different software. Should either system have an intrinsic, systematic or temporary equipment fault, any effect on the positioning accuracy will be flagged when comparing the position with the other system. If the vessel(s) go to port during mobilisation, DGPS data may be logged in RINEX format and processed by an independent processing centre. DGPS health check using land surveying will thereby not be necessary. In such case the processing will be done in ITRF, current epoch, with no tie to a local datum. The results will be available in a few hours using Ultra Rapid	

		Ephemeris. These will give an accuracy of <0.5 m. If required, the data can be re-submitted for processing using Final Ephemeris two weeks after data logging. **RGPS** positions for the tailbuoys are compared with those derived from the total network. Units mounted at the gun-floats are checked against acoustics. Any malfunctioning equipment will produce a miss-closure. **Acoustic ranging**. The system is monitored through ranging over known lengths, i.e. streamer sections. (Nominally 75 m or 150 m) The sound propagation velocity is recorded real-time- through streamer mounted sensors which gives the benefit of monitoring and being able to correct for changes associated with local conditions (river outflows, rip-tides etc.) **Magnetic compasses**. Biases are located by comparison with neighbour compasses, both on the same streamer and the adjacent ones, and also through "dynamic bias estimation" based on a polynomial streamer shape model. PGS vessels utilise the Digicourse 5011 compass bird, and together with Digicourse, PGS has demonstrated that the performance of these compasses is not related to elapsed time since the previous static calibration check. Since 1992, Digicourse has performed compass verifications on over eight thousand Series 5000 Compass Birds. Locations included West Africa, Australia, China, Singapore, Norway and Europe. Failure rate on all functional units, regardless of elapsed time since the last factory calibration or geographic location of the verification, was less than 0.2%, i.e., less than two units per thousand failed. It should be noted that units which had been removed from service due to mechanical or communication failures could not be verified (or used on a streamer) and were excluded. Two factors have contributed to this low failure rate: First, the seismic contractors' on-board statistics is an excellent tool for identifying rogue or malfunctioning units in real-time (rather than identifying at a post-survey verification and "guessing" when the units failed). Secondly, improvements in the materials, construction, calibration and design of the optical compass since its introduction to the	

		industry. **Echo sounder.** Echo sounder transducer draft is checked while the vessel is in port, by comparing the reading to depth measurements using lead line or similar tools. During this check the vessel draft fore and aft are recorded as a check. An alternative method is to record the water depth at a location offshore with known depth, like a wellhead. The disadvantage of this method is that the tide must be known at the moment the check is done. Sound velocity measurements are taken over the whole water column at regular intervals, normally once per week. **Depth Indicators**: Depth indicators are verified and if necessary calibrated on an individual basis when they are sent to repair or tested onboard. **Heading reference**. Since there is no laser or other system using the vessel azimuth as reference, the effect of a heading error on the source and receiver positions is minimal. The heading sensor is used only for the reduction of GPS antennas and hull-mounted acoustic transducers to a common reference point. Since the GPS antenna offsets are in almost all cases less than 5 metres, the effect of a heading error is minimal. The primary heading system is a GPS based attitude system utilising two GPS antennae mounted on a 2.5 m fixed beam. This system is checked/calibrated when there is a new software and/or hardware installed. Gyrocompasses, which serve as backup, are calibrated after repair/maintenance, but mainly verified through comparisons with the GPS heading sensor on a continuous basis. **Streamer Sensitivity**: PGS test streamer sensitivity by deploying a few manufacturer calibrated sections which are used as benchmarks. **Polarity**: Polarity is verified through a polarity shot using the deployed cables and a partial gun array. **Streamer Control**: PGS' standard method is to do a rough adjustment while steaming to the prospect area, then deploy the streamers, start production and record 3 lines in each direction, then calculate average bird fin angle for each bird and go out in the workboat to do the final adjustment based on the calculated averages	

Schedule 7, Quality Control Standards, 2.3 Definition of a Misfire	Binning system not operating. As the positional data is binned in the offline, CONTRACTOR will be required to reacquire any missing coverage at their own cost.	Lack of online binning system should not automatically cause misfire/downtime. Coverage from the offline binning system can be used to assess the coverage.	
Schedule 7, Quality Control Standards, 4.2 Streamers Performance Specifications	Work will not continue if the same four traces per streamer have been bad for more than 72 hours.	This specification is too strict, as this scenario is likely to occur. Bad traces are repaired whenever operationally feasible. The general bad trace specification should apply.	During a period of continuous recording, the total number of bad traces per streamer shall not exceed: - The near channel - 1 channel in the 1st 10 channels - 2 adjacent channels - 2 % per streamer, within the closest 3km streamers - 3 % per streamer, on the furthest 3km streamers HYD Response 060910: Agreed
Schedule 7, Quality Control Standards, 4.2.2 Streamer Noise Definitions	**Ambient noise levels** shall not exceed: • 10 µbar for first three groups on streamer • 7 µbar at groups near birds, acoustic units and last group • 5 µbar elsewhere noise to be measured from 8 seconds of data and through 4 to 125 Hz filters.	PGS need, for 12.5 m groups: 5 µbar noise, 8 µbar at birds, pingers, steerable devices and last trace, and 15-20 µbar for 10 first traces. Or could be stated like this: **L=12.5m groups:** ➢ 30/√L µbar at birds, pingers and last trace ➢ 50 to 70 /√L µbar for 10 first traces. ➢ 20/√L µbar noise for all other traces The listed noise parameters are valid with 3/6 filter applied in gAS QC products. gAS does not allow to not filter LC (a LC frequency have to be specified). Realistically, levels of front-end noise may be between 15 µbar and 20 µbar for the first	PGS Response 060810: PGS cannot link ambient noise levels with additional costs associated with shallow water part of Survey 2. Our proposed levels are industry standard and have been used in previous contracts. PGS respectfullyrequest that our technical specifications for ambient noise levels

		10 groups if reasonable shooting speed is to be maintained. The noise is largely confined to low frequencies and low apparent velocities and can therefore be quite effectively removed in processing without affecting the final image. PGS therefore respectfully request this to be looked upon as an issue that is manageable in pre-processing and that judgment is based on pre-processed results.	be accepted. HYD Response 060910: Agreed
Schedule 7, Quality Control Standards, 4.4 Streamer Spares	Comments regarding spares	PGS vessels carry 10-20% onboard spares, with additional spares onshore in a pool system. The vessels are equipped with repair facilities to allow for the majority of repair work to be performed onboard.	
Schedule 7, Quality Control Standards, 5.1 Recording System Minimum Requirements	Only new recording media shall be used. Acceptable media includes IBM 3592 compatible cartridges. Digital format: Demultiplexed SEG-D (8048 Code or higher)	Available format is SEG-D 8036 (3byte/24bit). For GeoStreamer surveys the available deliverable is P-up in SEG-Y format.	
Schedule 7, Quality Control Standards, 5.2 Recording System Performance Specifications	• Tape parity errors (manufactures definition of tolerances). • Data extraction errors (manufactures definition of tolerances).	Due to the substitution method used in the Acquisition System, low count extraction, scan and parity errors have very little effect on data quality. Whilst the only true test of an acceptable count limit is by examination of the data set it is generally accepted that parity counts of less than 100 and scan/extract counts of less than 20 per record will not cause degradation to data quality.	
Schedule 7, Quality Control Standards, 7.5 Acoustic Positioning	Comments regarding lasers	PGS vessels do not use laser systems. Please delete all references to laser systems.	
Schedule 7, Quality Control Standards, 8.1 Geometry Tolerances	A mean separation over any single line of +/- 10% of nominal separation and/or any instantaneous separation of +/- 20% of nominal for: Streamer tail end separations.	The streamer tail end positions are to a large degree dictated by weather and sea conditions. PGS suggest limiting tail separation specs by the general coverage specs only.	

APPENDIX 2

VESSEL AND EQUIPMENT

Ramform Vanguard Maritime and Seismic Specifications



Launched in spring 1999, with similar specifications to the Victory, Valiant and Viking. Ramform Vanguard represents the culmination of a four year engineering and development program centered around the Ramform technology and design. Since she was launched she has worked in the North Sea, Brazil, Canada, West Africa, Middle East and Far East. She is successfully acquiring data with spreads up to 12 by 6000m streamers with 100m streamer separation.. Outstanding performance has given this vessel a well deserved reputation for HSE and production efficiency amongst oil companies.

Maritime Specification Summary

Name	: Ramform Vanguard
Managing Owner	: PGS Exploration (UK) Ltd
Maritime Operator	: Barber Ship Management AS
Flag	: Bahamas
Port of registry	: Nassau
Builder and date built	: Langsten S&B, Norway, 1999
Vessel classification	: DNV +1A1, ICE C, HELDK, E0, RP, SBM
Call sign	: C6TU8
IMO number	: 9188714
Length	: 86.2m
Breadth	: 39.6m
Draft	: 7.3m
Gross tonnage	: 10297 tonne
Net tonnage	: 3090 tonne
Fuel capacity	: 4133m³
Endurance (production/transit)	: 85 / 100 days
Vessel cruising speed	: 11.5knots
Main propulsion system	: Diesel electric
Fresh water maker capacity	: 36m³/day
Accommodation	: 60
Helideck	: 15t Super Puma / EH-101

Ramform Vanguard Maritime and Seismic Specifications

Communication System and Navigational Aids

Marisat receiver	: 2 x ABB Inmarsat B, Norsat B
Marisat number	: +331 178 410 / 420
Norsat number (bridge)	: +47 6751 4960
Radio direction finder	: Taiyo TD-L1550
Radar	: SAM Atlas 1000 10cm ARPA
	: SAM Atlas 1000 3 cm ARPA
Autopilot	: Robertson AP9 MKII
Heading sensor	: 1 x SG Brown
	: 1 x Seapath 200
Echo sounder	: Skipper GDS-101
Automatic Identification System	: Nauticast X-Pack DS
DSAS Ship Security Alert System (Silent alarm)	: Pole Star Space Application



Vessel Fire Fighting Equipment, Safety and Survival

Fire detection system	: Autronica BS100, all areas
Pumps	: 4 in engine room
Hydrants and hoses	: 34 hydrants, 15m hoses
Inert gas and other fixed systems	: HIFOG, CO_2, foam
Foam deluge system	: Seismic reels, helideck
Portable fire extinguishers	: 77 powder and CO_2
Fireman's outfits	: 4
Breathing apparatus spares	: 8 bottles, 1 compressor
Lifeboats	: 2 Harding, 60 people each
Life rafts	: 6 x 20 people
MOB raft	: 2 x 6 people
MOB (Fast Rescue Craft)	: 1 x 10 people
Life jackets	: 128
Survival suits	: 80
Lifebuoys	: 12

HSE

Full compliance with SOLAS, Marpol 73/78 and other relevant maritime and industrial standards, E&P Forum and IAGC requirements. Further documentation and certification available on request.

PGS Ramform Vanguard Maritime and Seismic Specifications

Streamer Systems

Manufacturer and type	: PGS, RDH digital Hybrid
Skin material	: Polyurethane
Outside diameter	: 62 mm
Length of each group	: 12.5 m
Streamer set-up	: Typical 10 x 6000 m
Manufacture/type of hydrophones	: Teledyne T2 BX
Type of array (e.g. linear, binomial)	: Linear
Number of hydrophones per group/ distance apart	: 16 per 12.5m
Coupling between phones and pre-amp	: Capacitive
Sensitivity of near group at 1/P to recorder	: 20 V/Bar
Sensitivity of far group at 1/P to recorder	: 20 V/Bar
Bandwidth over which above sensitivities apply	: Specified at 100 Hz
Manufacturer and type of depth controller	: Digicourse 5011
Manufacturer and type of compass	: Digicourse 5011

Recording System

Manufacturer and type	: Syntrak 24 bit
Number of seis and aux channels	: Typical 12 x 480 + 48
Format(s) available	: SEG D
Tape drives	: IBM 3592
Sample rates	: 0.5ms, 1 ms, 2 ms, 4 ms
High cut filters available	: 824 Hz, 412 Hz, 206 Hz, 102 Hz,/276 dB
Low cut filters available	: 3-15 Hz
Auxiliary channels allocation	: Typically appended to streamer 1 seismic data
Telemetry systems pre-amp gain	: 12 dB

Telemetry systems array forming capabilities: Optional

Energy Source

Manufacturer and type	: Sodera GII-Gun
Volume of standard array(s)	: 2 x 3111 in^3 or 2 x 4135 in^3
Maximum number of sub-arrays	: 6
Standard array depth(s)	: 5 - 7.5 m
Position of depth transducers	: Front and tail of subarray
Working pressure	: 2000 psi & 2500 psi
Type of firing sensors	: Moving coil
Position of firing sensors	: Each gun
Type of firing synchroniser unit	: Digishot
Timing resolution	: 0.1 ms
Timing accuracy	: +/- 1.0 ms
Position of near/far field phones	: At each gun or cluster
Air compressors capacity	: 3x1660 ft^3/m
Number of air compressors	: 3

Minimum time between shots for each array: 4 - 5 s



Ramform Vanguard Maritime and Seismic Specifications

Differential GPS

Standard system : Skyfix.XP and Starfix.HP
Subcontractor : Fugro Survey AS
Processing software : Multifix and Starfix suite

Relative GPS

Standard system : Seatrack 220 and 320
Processing software : Starfix Suite

Vessel Heading Sensors

GPS heading reference : SEAPATH 200
Survey gyrocompasses, manufacturer/model: 1 x SG Brown

Acoustic Ranging System

Manufacturer/model : DigiCourse / DigiRange
Frequency : 50 - 100 kHz
Type of units : CMX and CTX

Echosounder

Manufacturer/model : Simrad EA 500
Frequencies : 200 + 38 + 12 kHz
Maximum sounding depth : 5000 m



Integrated Navigation Computer System

Type : ORCA
Supplier : Concept Systems Ltd
Hardware description : IBM eServer, RedHat Linux
Tape drives : IBM 3592

Binning System

Type : REFLEX / ORCA
Supplier : Concept Systems Ltd
Hardware description : IBM Blade HS21
Tape storage : IBM 3592

Onboard Navigation processing/QC

Type : NRT & SPRINT
Supplier : Concept Systems Ltd
Hardware description : Linux based eServers

Onboard Seismic QC Processing

Standard hardware configuration : 4 IBM Xseries 336 nodes
: 1 Holoseis Hi-End Visualisation PC
Standard software configuration : LINUX based PGS VIPER v3.0.3-3
Parallel 3D Seismic processing and QC system

Onboard Seismic Data Processing

Standard hardware configuration : IBM Bladecenter 28 blades
Secondary hardware configuration : IBM SP2 64 nodes
Standard hardware capacity : 13.7 Tb
OYO 36 inch thermal plotter shared with the onboard Seismic QC processing.

APPENDIX 3

REMUNERATION

1. INTRODUCTION

1.1 The following remuneration terms apply with respect to the rates set out in this Appendix.

1.2 The rates have been compiled on the basis of the outline maps and co-ordinates provided in the Scope of Work, together with any clarification(s) subsequently provided by the Company and/or the Contractor.

1.2.1 Survey Area: 3477.25 full-fold sq. km. two survey total; survey one is 38.5 x 38.5 km (1482.25 km^2), survey 2 is 35 x 57 km (1995 km^2).

1.2.2 Average Line-Length: 38.5 and 57 each along long axes km full-fold.

1.2.3 The Survey Area is shown on the map included in Appendix 1.

1.3 In the event of changes in the Scope of Work or average line length, the Contractor reserves the right to amend the rates accordingly (as per Clause 19 of the main body of this Agreement).

1.4 The rates assume that the Survey Area will be free of all physical obstructions, other gas and/or oil field related activities and fishing or shipping related activities which might otherwise impede safe and continuous single vessel seismic operations (other than those obstructions and activities indicated in the Scope of Work) and that water depth is sufficient for Services to be undertaken safely.

2. REMUNERATION GENERAL TERMS

2.1 Save as referred to in paragraphs 1.3 and 1.4 the lump sums and unit rates are fixed for the term of this Agreement except as agreed under terms of any suspension mutually agreed by the Parties.

2.2 Remuneration is comprised of the following:

2.2.1 Mobilisation Fee;

2.2.2 Demobilisation Fee;

2.2.3 Production Rate;

2.2.4 Infill Rate;

2.2.5 Standby Rate (including Company Standby Rate under certain circumstances);

2.2.6 Additional Charges not included in the Production Rate under paragraph 4;

2.2.7 Not used;

2.2.8 Not used;

2.3 The Contractor On-Site Representative onboard the Vessel will keep a daily log of chargeable times, km acquired etc., which shall be available for approval by the Company On-Site Representative.

2.4 In the event of any dispute concerning the daily log, the Company On-Site Representative will notify the Contractor On-Site Representative as soon as reasonably possible of the nature of the dispute. If the dispute cannot be resolved on board the Vessel, the Company Representative and Contractor Representative shall review the dispute and in good faith attempt to resolve the dispute (as per Clause 24 of the main body of this Agreement).

3. MOBILISATION/DEMOBILISATION

3.1 Subject as provided in paragraph 3.5, the Mobilisation Fee (paragraph 12.1) includes all the time, resources, permits, import taxes, materials and all costs required for preparing and testing the Vessel, Equipment and crew prior to the commencement of the Services in accordance with the technical specification in the Project Plan referred to in Appendix 1.

3.2 Subject as provided in paragraph 3.5, the Demobilisation Fee (paragraph 16.1) includes all time resources and materials etc. required on completion of the Services to remove the seismic data, Vessel, Equipment and crew as necessary.

3.3 Contractor may commence Mobilisation either in port or offshore following consultation with the Company prior to transit to the Survey Area and deployment/testing of towed equipment.

3.4 The Mobilisation Rate excludes periods of delay incurred during Mobilisation due to any of the matters referred to in paragraph 6.5 beyond the Contractor's reasonable control. Such delays shall be charged for at the Standby Rate quoted under paragraph 15 below.

3.5 The Contractor shall be entitled to charge the Company in addition for any costs incurred during the Mobilisation and/or Demobilisation of the Vessel, Equipment and/or the Contractor's Personnel which arise out of or in connection with any matter or occurrence outside the reasonable control of the Contractor including for example mobilisation and installation of special equipment at the request of the Company.

4. PRODUCTION RATE :

4.1 FULL-FOLD SQUARE KILOMETRE RATE

The quoted rates in paragraph 13 apply for a continuous acquisition programme and are inclusive of the following items:

ITEMS SURVEY DEPENDENT

4.1.1 Primary acquisition;

4.1.2 Line-change intervals up to the limit indicated under paragraph 6.5.8 below;

4.1.3 All downtime due to any act of neglect or default on the part of the Contractor;

4.1.4 2 x Support Vessel;

4.1.5 Not used

4.1.6 Not used

4.1.7 Dual DGPS Vessel Positioning;

4.1.8 RGPS Tailbuoy and Source Positioning;

4.1.9 DigiRange or Sonardyne Acoustic Positioning;

4.1.10 Seismic QC System and personnel;

4.1.11 QC products;

4.1.12 3D Navigation Data Processing;

4.1.13 Consumables including fuel, lubricants and water;

4.1.14 Accommodation and messing for up to four Company Representatives; and

4.1.15 Delivery of field data and other Deliverables and back-up second copy of field data to Company or processing centre (*in region*) designated by Company.

4.2 Production Rates will be applied pro rata, as appropriate.

4.3 Infill of 15% is included in the Production Rate. This inclusive non-chargeable infill shall be 15% of the full fold pre-plot area / full-fold pre-plot traverse km. Thereafter infill is chargeable at the Excess Infill Rate set forth below.

5. EXCESS infill rate (per Full Fold sq km)

5.1 The Excess Infill Rates quoted under paragraph 14 are chargeable on the basis of the full streamer/source configuration selected for the survey .

5.2 It is assumed that coverage holes less than 1 km long shall typically not require an infill line.

5.3 The enclosed Excess Infill Rates apply from first to last shot-point including runout and include the nominal line change intervals referred to under paragraph 6.5.8.

6. STANDBY DAY RATE

6.1 The Standby Rates quoted at paragraph 15 shall be chargeable per hour or pro-rata for part hours to the nearest minute.

6.2 Company shall not incur any standby charges due to lack of French speaking individuals aboard chase vessels or the main acquisition vessel.

6.3 Standby Rate shall not be charged to Company for routine crew changes or other trips to port. Further, Standby Rate shall only be charged for the Vessel travelling to port when necessary for offshore crew changes, bunkering or re-supply that cannot be carried out at sea due to safety considerations or unavailability of helicopter transport or crew boat. When allowed pursuant to this Clause 6.3, Standby Rate shall be chargeable from last shot before transit to first shot after transit save that no Standby Rate shall be payable during time in port in excess of 12 hours unless the Vessel is unable to leave port due to some other occurrence in respect of which Standby Rate is payable pursuant to another sub-clause under this Clause 6.

6.4 Standby Rate charges shall cease at the time the Vessel has completed the last shot at the end of the performance of the Services relating to data acquisition.

6.5 Standby Rate charges shall apply pro-rata for those non-operational periods set out below. For those items referred to in paragraph 6.5.14, the Company Standby Rate will be applicable, and all references to Standby Rate in the main body of this Agreement and Schedules shall be deemed to be a reference to the Company Standby Rate:

6.5.1 During time lost through third party interference whether physical obstruction or noise (including fishing activities (including static fishing gear), drilling, shipping, seismic, oil and gas field activities, construction or other similar activities), over which the Contractor has no reasonable control but subject always to paragraph 6.5.14(g) which shall take precedence;

6.5.2 not used;

6.5.3 During time lost due to excessive feathering or waiting for suitable tidal or current conditions (including extended line change due to feather matching considered beneficial for survey efficiency);

6.5.4 During time spent scouting hazardous areas in consultation with the Company On-Site Representative;

6.5.5 During time lost due to restrictions imposed by governmental or military agencies;

6.5.6 During transit between Survey Areas where the Scope of Work relates to more than one Survey Area, if no other rate is agreed;

6.5.7 During towed system recovery and deployment necessitated by failure of the Contractor's Equipment for reasons outside the reasonable control of the Contractor;

6.5.8 During line-change time in excess of 3.3 hours if this is caused by matters outside the Contractor's reasonable control;

6.5.9 During time repairing towed equipment damaged due to circumstances beyond the Contractor's reasonable control, including but not limited to collision of towed equipment with uncharted obstruction or floating debris (whether on or below the water surface), including streamer and source recovery and deployment. If repair time following accidental equipment damage is interrupted by intervals of bad weather, such periods shall be chargeable as standby under paragraph 6.5.2. Standby Rate shall apply from the time of the incident until the Vessel is back in production;

6.5.10 During time repairing the Vessel where damaged due to a collision with any uncharted obstruction or floating debris (whether on or below the water surface), including streamer and source recovery and deployment. If repair time following any such damage is interrupted by intervals of bad weather, such periods shall be chargeable as standby under paragraph 6.5.2. Standby Rate shall apply from the time of the incident until the Vessel is back in production;

6.5.11 During time lost through failure of GPS navigation systems over which the Contractor has no control;

6.5.12 During extended line-change time in excess of the times set out in paragraph 6.5.8 in the event the Vessel can only shoot the survey lines undirectionally and this is caused by matters beyond the reasonable control of the Contractor including tides and shipping channels;

6.5.13 During time lost as a result of the presence or activities of any wildlife (including sharks or turtles but excluding cetaceans (ref. paragraph 6.5.14 (j))) and/or as a result of damage caused by or arising from the presence or activities of any wildlife (excluding cetaceans) and/or as a result of repairs required where barnacles cause acquisition to be out of technical specification or impede operational efficiency;

6.5.14 During non-operational periods caused by any of the following, the Company Standby Rate will apply:

(a) instructions received from the Company to delay the Services or carry out other activities;

(b) time lost through failure or delay on the part of the Company in delivering instructions or programme details and necessary permits, or any other failure or delay on the part of the Company to provide any Company deliverables;

(c) interference by the Company Group vessels or those of any contractor of Company Group (other than the Contractor);

(d) other instructions received from the Company;

(e) Company Group operations or the operations of any contractor of Company Group (other than the Contractor);

(f) any change made to the Scope of Work;

(g) interference from Third Party Activists or other environmental or similar groups and/or interference from any local population;

(h) the repeat of calibrations at the Company's request, with the exception of any agreed initial calibration during Mobilisation;

(i) the conducting of trials at the Company's request, such as gun far field and cable sensitivity tests;

(j) the presence of or detection of or activities of cetaceans and/or damage caused by or arising from the presence or activities of cetaceans;

(k) the reconfiguring of the towed system at the Company's request; or

(l) acquisition of gravity and magnetics lines.

6.6 During any of the periods referred to in paragraph 6.5, the Contractor shall be allowed to make repair of equipment and/or port-call for re-supply and bunkering purposes without loss of standby compensation provided that if any such repair/operational activity extends the period of downtime no Standby Rate shall be payable for such additional period.

6.7 Company Standby Rate shall also apply during intervals of Company requested suspension of the Services as per Clause 21 of the main body of this Agreement from the commencement of suspension until the first accepted shot upon resumption of the Services or following any termination of this Agreement in accordance with Clause 18.3.2 of the main body of this Agreement.

7. Not used

8. Not used

9. ADDITIONAL CHARGES / REIMBURSEABLES

9.1 Charges will be made at cost plus a 5% handling fee for any additional services required in connection with the Services, including but not limited to:

9.1.1 Additional helicopter transport as requested for Company Personnel e.g., if mobilisation takes place at sea;

9.1.2 Additional Support Vessel(s);

9.1.3 Gravity Acquisition and Processing;

9.1.4 Additional deliverables not included under Appendix 1; and

9.1.5 Others miscellaneous items such as translators/interpreters.

10. COMMUNICATIONS

10.1 Company use of "Norsat B" based satellite communication links for routine voice and e-mail reporting purposes will be available at no charge.

10.2 For safety and security reasons. French speaking individuals will be available on all vessels, including, but not limited to the main acquisition vessel and all chase boats, at all times. Under no circumstances will any vessel operate in Guinean waters while this requirement is not being met.

10.3 For larger data transmission requirements, e.g. routine electronic transfer of sample navigation data to a Company centre for QC purposes, the Contractor recommends use of the "Norsat B" system together with an "ftp server" located at the Contractor's Oslo office; from where the files can be independently downloaded by the Company. Dependent on the quantities involved and based on the above arrangement the charge for server set-up and data transmissions is unlikely to exceed 0.3 – 0.4 US dollars per Mbyte.

11. TAXES

11.1 All rates and prices quoted in this Appendix are exclusive of any taxes, duties and levies, including withholding taxes, except as explicitly described in the Schedule of Acquisition Rates below.

SCHEDULE OF ACQUISITION RATES

All currency is USD

12 MOBILISATION

12.1 Lump Sum Mobilisation Rate: **$1,296,000**

13 FULL-FOLD SQUARE KILOMETRE RATE

13.1 $5,330 / sq km

14 EXCESS INFILL RATE (FULL FOLD SQ KM)

14.1 only for Infill > 15% $5,330 / sq km

15 STANDBY RATE

15.1 Pro-Rata Chargeable Standby Rate: $9,000 / hour

COMPANY STANDBY RATE

15.2 Pro-Rata Chargeable Company Standby Rate $9,000 / Hour

16 DEMOBILISATION

16.1 Primary vessel demobilisation lump sum: **$200,000**

17 Not used

18 ADDITIONAL CHARGES / REIMBURSEABLES

18.1 Charge for special support/services: Cost +5%

Including but not limited to:

Gravity and magnetic acquisition and processing
Additional support vessel
Additional field data tapes

Additional bathymetric and side scan sonar services